United States
                       Securities and Exchange Commission

                              Washington, DC 20549



                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              GARUDA CAPITAL CORP.
                  -------------------------------------------
                 (Name of Small Business Issuer in its charter)

           NEVADA                                                980209053
  -------------------------    ----------------------------  -----------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


              502 - 1978 Vine Street, Vancouver, BC V6K 4S1, Canada
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

--------------------------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)
                                   Robin Relph
              502 - 1978 Vine Street, Vancouver, BC V6K 4S1, Canada
                                 (604) 737 0203
--------------------------------------------------------------------------------
           (Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the As soon As practicable after the effective date of this registration public statement.

                      -------------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|


                         Calculation of Registration Fee

--------------------- ----------------- ------------------ --------------------- -------------------
   Title of Each                        Proposed Maximum     Proposed Maximum
Class of Securities        Amount        Offering Price     Aggregate Offering       Amount of
  to be Registered    to be Registered      Per Unit              Price           Registration Fee
--------------------- ----------------- ------------------ --------------------- -------------------
 SELLING SECURITIES
      HOLDERS            5,940,968          $ 0.15(1)          $891,145.20             $72.09
    COMMON STOCK


    COMMON STOCK         6,373, 575          $ 0.15            $ 956,036.25            $77.34
  RIGHTS OFFERING

                         12,314,543                           $1,847,181.45           $149.43
       Total
--------------------- ----------------- ------------------ --------------------- -------------------


(1) Estimated price in accordance with Rule 457(c)and based upon the last reported sale on the OTC Bulletin Board Market on December 24, 2003


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

Garuda Capital Corp. is distributing subscription rights to persons who owned shares of our common stock on [RECORD DATE]. During the term of this rights offering, we will issue up to 6,373,575 shares of common stock at $0.15 per share.

You will receive, at no charge, one subscription right for each share of our common stock that you owned on [RECORD DATE]. One full subscription right entitles you to purchase one share of our common stock at a subscription price of $0.15 per share. If you exercise all of your subscription rights, you may also have the opportunity to purchase additional shares of our common stock at the same subscription price. If all of the rights we are offering are exercised, we will receive gross proceeds of $ 956,036.25 .

The subscription rights are exercisable beginning on [START DATE] and continuing until 5:00 p.m., Pacific Standard Time, on [END DATE].

The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on any stock exchange. More information is provided in the section titled "Rights Offering" page 12.


The exercise of the subscription rights involves substantial risk. You should refer to the discussion of risk factors, beginning on page 6 of this prospectus.


In addition to the Rights Offering, 5,940,968 shares of common stock are being offered by the selling securities holders.

Garuda Capital Corp. will not receive any of the proceeds from the sale of shares by the selling securities holders.

Our Shares are traded on the OTC Bulletin Board under the symbol GRUA.

On [DATE], the closing sale price of the common stock, as reported on the OTC Bulletin Board, was $0.15 per share.

These are speculative securities, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire Investment. Please see the section titled "Risk Factors", page 6.

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The selling securities holders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the OTC Bulletin Board, at prevailing market prices, or at privately negotiated prices. The selling securities holders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling securities holders. More information is provided in the section titled "Selling Securities Holders Plan of Distribution" page 24.


The date of this prospectus is [DATE].

                               Prospectus Summary


We are Garuda Capital Corp., and are based in Vancouver, Canada. Garuda Capital Corp., originally called Vanstar Films Inc., was organized to establish itself in the film industry. These efforts were abandoned in September 2001. On April 1, 2002, we acquired two businesses, namely Hagensborg Foods Ltd. and Natural Program Inc. Hagensborg is in the business of manufacturing and marketing gourmet foods. Through Hagensborg we manufacture and market both branded and private label chocolates as well as seafood pates and we serve wholesale and retails customers both in Canada and the US. All products are directly shipped from our warehouse in Vancouver. Please see section titled "The Business of Hagensborg Foods Ltd." on page 31 for a complete description of Hagensborg's history and business.
Natural Program is our business of developing and marketing herbal remedies. Through Natural Program we operate a Chinese herbal pharmacy to dispense high quality Chinese herbs to practitioners and market a whole-sale line of herbal remedies under the Natural Program name. To date, we have completed the development of the first complete product line which is being test marketed in Vancouver-based health food stores and pharmacies. Natural Program's main assets are its proprietary formulations which are developed in-house. Natural Program's products are marketed in the US, Canada and Europe. Please see section titled "The Business of Natural Program Inc." on page 37 for a complete description of Natural Program's history and business.



Selected Financial Data

--------------------------- ------------------------------------------- ----------------------------------------------
                                 Fiscal Year Ended June 30, 2003               Fiscal Year Ended June 30, 2002
--------------------------- ------------------------------------------- ----------------------------------------------
                            Revenues   Income     Total      Long       Revenues     Income     Total      Long term
                                       (Loss)     Assets     term                    (Loss)      Assets    Liabilities
                                                             Liabilities
--------------------------- ---------- ---------- ---------- ---------- ---------- ------------ ---------- -----------
Hagensborg Foods Ltd.
(Acquired by Garuda         $1,895,670 $(477,933) $1,469,103    $4,463   $305,221   $(216,545)   $944,457      $6,166
Capital Corp. on April 1,
2002)
--------------------------- ---------- ---------- ---------- ---------- ---------- ------------ ---------- -----------
Natural Program Ltd.
(Acquired by Garuda          $140,649  $(69,216)    $51,984         $0    $35,374     $(8,740)    $43,616          $0
Capital Corp. on April 1,
2002)
--------------------------- ---------- ---------- ---------- ---------- ---------- ------------ ---------- -----------
Garuda Capital Corp.
(Total revenues only        $2,065,888 $(1,370,114)$901,516     $4,463   $340,937   $(258,456)  $1,964,882     $6,166
reflect subsidiaries'
total revenues from the
date of the acquisition,
April 1, 2002 to June 30,
2002) All figures are after
inter-company transaction
eliminations;
--------------------------- ---------- ---------- ---------- ---------- ---------- ------------ ---------- -----------

Securities Offered:

Garuda Capital Corp. is distributing subscription rights to acquire up to 6,373,575 shares of common stock to persons who owned shares of our common stock on [RECORD DATE] at $0.15 per share. If you exercise all of your subscription rights, you may also have the opportunity to purchase additional shares of our common stock at the same subscription price. The subscription rights are exercisable beginning on [START DATE] and continuing until 5:00 p.m., Pacific Standard Time, on [END DATE]. More information is provided in the section titled "Rights Offering" on page 12.

In addition, 5,940,968 shares are being offered by the selling securities holders.

We are not offering any of the selling securities holders' securities. These shares may be sold by the holders from time to time at prevailing market prices. We will not receive any of the proceeds from any sale of the selling securities holders shares. See "Selling securities holders" page 23 and "Selling Securities Holders Plan of Distribution" page 24.

Use Of Proceeds: If all of the rights we are offering are exercised, we will receive gross proceeds of $ 956,036.25. Garuda Capital Corp. will not receive any of the proceeds from any sale of the selling securities holder shares.



                                  Risk Factors

These securities involve a high degree of risk. Prospective purchasers should consider carefully, among other factors set forth in the prospectus, the following:

Risks Related to the Rights Offering

1. This offering may dilute your percentage ownership of Garuda Capital Corp.

If you do not exercise all of your subscription rights, you will suffer dilution of your percentage ownership of Garuda Capital Corp. relative to stockholders who exercise all of their subscription rights. For example, if you own 100,000 shares of common stock before the rights offering, or approximately 0.0157% of our equity, and exercise none of your subscription rights, your percentage ownership will be reduced to approximately 0.0078% if all other subscription rights are exercised.

2. If you exercise your subscription rights you may become obligated to purchase shares of our common stock at a price higher than the market price of our common stock.

The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and then the public trading market price of the common stock decreases below $0.15, then you will have committed to buy shares of common stock at a price above the prevailing market price. Following the exercise of your subscription rights you may not be able to sell your shares of common stock at a price equal to or greater than the subscription price. In addition, you may not be able to sell the shares of our common stock that you purchase in this rights offering until the certificates representing such shares are delivered, which will be as soon as practicable after expiration of the rights offering. We will not pay you interest on funds that are delivered to the subscription agent pursuant to the exercise of rights.

3. Once you exercise your subscription rights, you cannot change your mind, but we may cancel the rights offering.

Once you exercise your subscription rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither the subscription agent nor we will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.

4. The subscription price determined for this offering in not an indication of our value.

Our board of directors set the subscription price. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our value.

5. You will need to act promptly and follow instructions carefully if you want to exercise your rights.

Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by our subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor the subscription agent undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.


Garuda Capital Corp. risk factors

1. We have limited operating history by which investors can gauge our performance.

We have not had business operations up until the acquisitions of Hagensborg Foods Ltd. and Natural Program Inc. in April 2002 and therefore have a limited history of operations. There is no assurance that we will produce revenue, operate profitably or provide a return on investment in the future. In the fiscal year 2003, we realized total revenues of $ 2,065,888 and the net loss for the year ended June 30, 2003 was $ 1,370,114.


2. We will need additional capital and this may result in dilution of existing shareholders

In order to carry out our business plans it is likely that we will need additional capital. It is also likely that we will raise additional capital by issuing additional equity securities. As a result, current shareholders are likely to experience dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to carry out our business plans. This could result in our not being profitable and remaining in business.

3. The price and trading volume of our common stock has been highly volatile and could adversely effect an investor's ability to sell the shares and the available price for the shares when sold.

The price and trading volume of our common stock has been highly volatile. The price range since February 2002 has been from $0.10 per share to over $1.15 per share. In addition, the daily trading volume has varied from 0 shares to 29,000 shares. Investors need to consider this volatility which could result in lower prices being available to the investor if the investor desires to sell their shares at a given time.

4. Our common stock may be classified as a "Penny Stock" which could adversely affect an investor's ability to sell the shares and the available price for the shares when sold.

We believe that our common stock would be characterized as "penny stock" under U.S. Securities and Exchange Commission regulations. As such, broker-dealers dealing in our common stock will be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.

5. We are dependent on our key personnel and may not be able to easily replace such personnel.

Our success depends, to a significant extent, upon the efforts and abilities of a small number of key management personnel and the loss of the services of one or more of these individuals could adversely affect our businesses. The particular areas of expertise we are dependent upon include overall business planning and finance, the manufacture and marketing of gourmet chocolates and foods and Chinese herbal medicine. Our success is also dependent upon our ability to attract and retain qualified employees and personnel. Competition for such personnel is intense and there can be no assurance that we will be able to attract and retain the personnel necessary for the development and operations of our businesses. Our competition for qualified personnel may be hindered by our lack of capital or fringe benefits which larger, more established competitors can provide. We have no "key man" life insurance with respect to any of its key management personnel.

6. We use Canadian currency and changes in exchange rates could adversely affect our sales and operations.

Much of our sales and supplies of raw materials are denominated in foreign currencies, usually the Canadian dollar. Changes in exchange rates, i.e., between US and Canadian dollar as well as other currencies could result in circumstances were our supplies and our products suddenly become more expensive to us or to consumers which would adversely affect our costs, our sales and our results of operations.

7. The number of shares issuable upon exercise of outstanding common stock purchase warrants may adversely affect the market price for our shares.

Common stock purchase warrants to acquire up to 4,302,000 shares of common stock for $0.60 on or before April 12, 2004, and for $0.70 on or before April 12, 2005 are currently outstanding. The exercise of common stock purchase warrants and sale of underlying shares could have an adverse effect on the market for the shares.

Hagensborg Foods Ltd. risk factors

The business of our subsidiary, Hagensborg, is subject to a number of risks due to the nature of the business and its present state of development. Prospective purchasers should consider carefully, among other factors set forth in the prospectus, the following:

1. We are dependent on Safeway, Inc. and Sobeye's as major customers and the reduction or loss of sales to these customers could adversely affect our revenue and profits.

Approximately 25% of our sales are from a single customer, Safeway grocery stores and 5% of our sales are from Sobeye's. We do not have long term contracts with either Safeway or Sobeye's. We cannot assure investors that Safeway and Sobeye's sales will not decline in the future. A halt or even decrease in Safeway or Sobeye's sales could have a materially adverse effect upon our business.

2. Our new products will be competing against well established chocolate and gourmet food companies.

Our chocolate and gourmet food products compete in markets dominated by extremely large, well financed and internationally recognized companies. Our ability to compete will depend upon developing our brand recognition and distribution methods while our competitors already have well established brands and distribution and many times our financial ability. Focused competition by such giants could substantial limit our potential market and ability to profit from these products. Such competition may result in reduced sales, reduced margins or both.

3. We may face product liability for the products we manufacture and sell.
As a business which manufactures and markets products for use by consumers, we may become liable for any damage caused by our products when used in the manner intended. Any such claim of liability, whether meritorious or not, could be time-consuming and result in costly litigation. Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business.

4. We are a niche marketing business and can be greatly affected by overall economic trends.

Hagensborg may be considered to be a niche marketer of gourmet foods. Gross sales of gourmet foods are affected by the overall economic environment which in turn governs consumer spending. As a result, downturns in the overall economic environment could result in a decrease in demand for such products and a reduction in both gross sales and margins of Hagensborg.

5. Our sales can be greatly affected by changes in consumer tastes and preferences.

Consumer tastes in gourmet foods are inherently volatile. Hagensborg is dependent upon its ability to gauge the taste of consumers and provide products that satisfy that demand. Consumer tastes may change rapidly and there is no assurance that Hagensborg will be able to market foods which consumers wish to purchase.

6. Our ability to succeed is dependent upon our ability to grow as well as our ability to manage growth.

The growth of Hagensborg is dependent to a significant degree on its ability to expand the marketing and sales activity to generate additional sales, and their ability to update and expand its product line. The financial performance of Hagensborg is also dependent upon its management's ability to manage the resulting expanded operations. There can be no assurance that Hagensborg will increase its sales of existing products or develop and sell new products on a profitable basis.


Natural Program Inc. risk factors

The business of Natural Program is subject to a number of risks due to the nature of the business and its present state of development. Prospective purchasers should consider carefully, among other factors set forth in the prospectus, the following:

1. We are competing against well established sellers of Chinese herbal medicine in a unique manner.
Traditional sellers of Chinese herbal medicine are typically ethnic Chinese practitioners who individually prepare formulations for steeping as a drink. Sales of traditional practitioners are generally repeat customers and referrals. As a result, entry into this market can be difficult. In addition, we prepare formulations in gelatin capsules for easier consumption. We cannot be sure that we will be able to significantly capture market share from traditional practitioners or that the use of gelatin capsules will be acceptable to consumers.

2. We may face product liability for the products we manufacture and sell.
As a business which manufactures and markets products for use by consumers, we may become liable for any damage caused by our products when used in the manner intended. Any such claim of liability, whether meritorious or not, could be time-consuming and result in costly litigation. Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business.

3. We may become subject to government regulation of herbal remedies which could adversely affect our ability to sell our products.
The regulatory environment governing herbal remedies vary from country to country and are being changed at an unpredictable rate. The success of Natural Program is dependent to a significant degree on its ability to comply with industry regulations for product labeling, testing, and the like. If Natural Program is unsuccessful in identifying and complying with changing industry regulations, there may be a material adverse effect on its results.



                       Where You Can Get More Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's Web site at http://www.sec.gov.

                               THE RIGHTS OFFERING
The Subscription Rights

We are distributing non-transferable subscription rights to stockholders who owned shares of our common stock on [RECORD DATE] at no cost to the stockholders. We will give you one subscription right for each share of our common stock that you owned on [RECORD DATE]. One full subscription right entitles you to purchase one share of our common stock at a subscription price of $0.15 per share. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive upward or downward, as appropriate, to the nearest whole number. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., PST, [END DATE]. After that date, the subscription rights will expire and will no longer be exercisable.

Basic Subscription Privilege

One subscription right entitles you to purchase one share of our common stock at a subscription price of $0.15 per share. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after [END DATE], whether you exercise your subscription rights immediately prior to that date or earlier.

Oversubscription Privilege

Subject to the allocation described below, each subscription right also grants you an oversubscription privilege to purchase additional shares of common stock that are not purchased by other stockholders pursuant to the subscription rights they received in this rights offering. You are entitled to exercise your oversubscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your oversubscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege).

If the number of shares remaining after the exercise of all the basic subscription privileges is not sufficient to satisfy all exercised oversubscription privileges, you will be allocated shares pro rata (subject to elimination of fractional shares), and in proportion to the number of shares you purchased through your basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription certificate, then you will only receive the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their oversubscription privileges. You will not receive fractional subscription rights during the rights offering, but instead we will round your number of oversubscription rights upward or downward, as appropriate, to the nearest whole number. In addition, we have the discretion to issue less than the total number of shares that may be available for oversubscription requests. As soon as practicable after [END DATE], the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the oversubscription privilege.

We will allocate and distribute certificates representing any additional shares that you purchase pursuant to your oversubscription privilege as soon as practicable after [END DATE], unless the offer is extended. If you request and pay for more shares than are allocated to you, we intend to refund that overpayment, without interest or penalty, by [END DATE], unless the offer is extended. In connection with the exercise of the oversubscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to the subscription agent and to us as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the oversubscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

No Recommendations

We are not making any recommendation as to whether or not you should exercise your subscription rights. In making any investment decision to exercise rights, you must consider your own best interests. None of the members of our board of directors makes any recommendation as to whether you should exercise your rights.

Expiration Date

The rights will expire at 5:00 p.m., PST, on [END DATE], unless we decide to extend the rights offering in our sole discretion of up to an additional 20 business days to give our stockholders additional time to exercise their subscription rights. If the commencement of the rights offering is delayed, the expiration date will similarly be extended. If you do not exercise your basic subscription privilege and oversubscription privilege prior to that time, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described later on in this prospectus.

Withdrawal Rights

Our board of directors may withdraw the rights offering in their sole discretion at any time on or before [DATE], for any reason, including a substantial change in the market price of our common stock from its market price at the commencement of the offering. If we withdraw the rights offering, any funds you paid will be promptly refunded, without interest or penalty.

Determination of Subscription Price

In determining the subscription price in this rights offering, our board of directors desired to offer shares at a price that would be attractive to our stockholder base relative to the current trading price of our common stock. Our board also considered the following factors, among others, in no particular order of priority:

-        our desire to increase working capital at a minimal cost to us;
-        the historic and current market price of our common stock;
-        our history of losses;
-        general conditions in the securities market;
-        alternatives available to us for raising capital;
-        the amount of proceeds desired;
-        the liquidity of our common stock; and
-        the level of risk to our investors.

The $0.15 per share subscription price should not be considered an indication of our actual value or that of our common stock. We cannot assure you that the market price of our common stock will not decline during this rights offering. We also cannot assure you that you will be able to subsequently sell shares of common stock purchased during this rights offering at a price equal to or greater than $0.15 per share.

Transferability of Subscription Rights

Only you may exercise the basic subscription privilege and the oversubscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the oversubscription privilege.

Exercise of Subscription Rights

You may exercise your subscription rights by delivering to the subscription agent on or prior to [END DATE]:

-        A properly completed and duly executed subscription certificate;
-        Any required signature guarantees; and
- Payment in full of $0.15 per share of common stock to be purchased through the basic subscription privilege and the oversubscription privilege.

You should deliver your subscription certificate and payment to the subscription agent at the address shown under the heading "Subscription Agent." We will not pay you interest on funds that are delivered to the subscription agent pursuant to the exercise of rights.

Method of Payment

Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States or Canadian bank or a postal, telegraphic or express money order payable to "Bolder Investment Partners Ltd., as subscription agent" or by wire transfer of immediately available funds. If the total price of the shares of our common stock that you are purchasing exceeds $100,000 or more, we may agree to an alternative payment method. If you use an alternative payment method, the subscription agent must receive the full amount of your payment in currently available funds within one trading day prior to [END DATE]. Payment will be deemed to have been received by the subscription agent only upon:

-        clearance of any uncertified check;
- receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank, any postal, telegraphic or express money order, or any funds transferred by wire transfer; or
- receipt of funds by the subscription agent through an alternative payment method.

Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of [END DATE] to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

Guaranteed Delivery Procedures
If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the subscription agent on or prior to [END DATE] you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

     - You send, and the subscription agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the oversubscription privilege, on or prior to [END DATE]:

     - You send, and the subscription agent receives, on or prior to [END DATE], a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the oversubscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the subscription agent within three trading days after [END DATE], 2003; and

     - You send, and the subscription agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three trading days after [END DATE]. The notice of guaranteed delivery may be delivered to the subscription agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the subscription agent by facsimile transmission, to facsimile number (604-714-2301) . You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the subscription agent at the address set forth under the heading "Subscription Agent."

Signature Guarantees

Except as described in the last sentence of this paragraph, signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations. Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of these subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

Shares Held for Others

If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of these shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the subscription agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

     (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

     (2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised; and

     (3) to subscribe for additional shares of common stock pursuant to the oversubscription privilege, subject to any applicable proration. Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or penalty.

Regulatory Limitation

We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any foreign jurisdiction in which the rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in any foreign jurisdiction if necessary to comply with local laws. However, we may elect not to offer rights to residents of any foreign jurisdiction whose laws would require a change in the rights offering in order to carry out the rights offering in that jurisdiction. We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any foreign jurisdiction to own or control these shares if, at the time the subscription rights expire, you have not obtained this clearance or approval.

Our Decision Binding

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within any time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in this exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within any time as we determine in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give this notification.

No Revocation

After you have exercised your basic subscription privilege or oversubscription privilege, you may not revoke that exercise. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock. No adjustments will be made in connection with the rights offering to any options issued by us under our stock incentive plans or to the number of shares reserved for issuance under any of our stock incentive plans.

Shares of Common Stock Outstanding After the Rights Offering

Assuming we issue all of the shares of common stock offered in the rights offering, 12,747,150 shares of common stock will be issued and outstanding. This would represent a 100% increase in the number of outstanding shares of common stock as of the date of this prospectus. If you do not exercise your basic subscription privilege, the percentage of our common stock that you hold will decrease.

Fees and Expenses

We will pay all fees charged by the subscription agent Bolder Investment Partners Ltd. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we nor the subscription agent will pay these expenses.

Subscription Agent

We have appointed Bolder Investment Partners Ltd. as subscription agent for the rights offering. The subscription agent's address for packages sent:

        BY OVERNIGHT COURIER, FIRST CLASS MAIL OR REGISTERED MAIL:
                  Bolder Investment Partners Ltd..
                  Attn: Rights Agent
                  800 - 1450 Creekside Dr.
                  Vancouver,  BC V6J 5B3

        BY HAND:
          (Mon.-Fri., 9:00 a.m.-1:00 p.m. PST)
                  Bolder Investment Partners Ltd.
                  Attn: Rights Agent
                  800 - 1450 Creekside Dr.
                  Vancouver,  BC V6J 5B3

The subscription agent's telephone number is (604-714-2300) and its facsimile number is (604-714-2301) . You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and specified expenses of the subscription agent, which we estimate will total $15,000.

We have also agreed to indemnify the subscription agent from any liability that it may incur in connection with the rights offering.

Risk of Loss On Delivery of Subscription Certificates and Payments

Each holder of rights bears all risk of the method of delivery to the subscription agent of subscription certificates and payments of the subscription price. If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier check, money order or wire transfer of funds.

Important

Please carefully read the instructions accompanying the subscription certificate and follow those instructions in detail. Do not send subscription certificates directly to us. You are responsible for choosing the payment and delivery method for your subscription certificate and you bear the risks associated with this delivery. If you choose to deliver your subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to [END DATE]. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier's check or money order.

If You Have Additional Questions

If you have questions about the rights offering or if you need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions or the Notice of Guaranteed Delivery, you should contact either the subscription agent or Dennis Brovarone.

Use Of Proceeds Of The Rights Offering

We will use the net proceeds from this rights offering to pay back shareholder loans as well as for working capital for ourselves and our subsidiaries businesses, Hagensborg Foods Ltd. and Natural Program Inc.

1.       Shareholder loans                           US $560,000.00    58%
2.       Operating capital for Hagensborg Food Ltd.  US $200,000.00    21%
3.       Growth capital for Natural Program          US $100,000.00    10%
4.       Working capital for Garuda Capital Corp.    US $  91,036.25   10%
5.       Fees to Subscription Agent                  US $  15,000.00    2%
-------------------------------------------------------------------------------
Total                                                US $956.036.25   100%


Assuming that stockholders exercise all of the subscription rights offered, we will receive gross proceeds from the rights offering of $ 956,036.25. We estimate our offering expenses to be approximately $15,000. If less than all of the subscription rights offered are exercised, we intend to reduce the funds allocated for the development of our businesses, giving first priority of funds to the continued product development and distribution expansion at Hagensborg Foods Ltd. and Natural Program Inc.

Definitions & Frequently Asked Questions regarding the Rights Offering

Rights offering

A rights offering is an opportunity for you to purchase additional shares of our common stock at a discount from market and in an amount proportional to your existing interest, which enables you to maintain your current percentage of ownership.

Subscription right

We are distributing to you, at no charge one subscription right for each share of our common stock that you owned on [RECORD DATE]. One full subscription right entitles you to purchase one share of our common stock at a subscription price of $0.15 per full share. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive upward or downward, as appropriate, to the nearest whole number. When you "exercise" a subscription right, you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise all or a portion of your subscription rights, or you may choose not to exercise any of your subscription rights. You cannot give or sell your subscription rights to anybody else. Only you can exercise your subscription rights.

Basic subscription privilege

The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $0.15.

Oversubscription privilege

Each subscription right also grants you an oversubscription privilege to purchase additional shares of common stock that are not purchased by other stockholders pursuant to the subscription rights they receive in this rights offering. The oversubscription privilege of each subscription right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at the same subscription price of $0.15 per share.

Limitations on the oversubscription privilege

If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the number of shares available, we will allocate all or a portion of the available shares among the stockholders who have requested to oversubscribe in proportion to the number of shares each such stockholder purchased through the basic subscription privilege.

Why a rights offering?

We are offering the subscription rights to obtain additional working capital to allow us to continue to execute our business plan. Instead of selling shares of common stock to outside parties, our board of directors has chosen to give you the opportunity to buy more shares without diluting your interest while providing us with additional capital.

How many shares can you purchase?

You will receive one subscription right for each share of our common stock that you owned on [RECORD DATE]. One full subscription right will entitle you to purchase one share of our common stock at a subscription price of $0.15 per share.

If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock if other stockholders choose not to exercise their subscription rights. On the enclosed subscription certificate, you may request to purchase as many additional shares as you wish for $0.15 per share. While we may be able to honor all of the oversubscription requests, if we cannot, you may not be able to purchase as many shares as you requested on the certificate. In addition, we have the discretion to issue less than the total number of shares that may be available for oversubscription requests.

Determination of share price

In determining the subscription price in this rights offering, our board of directors desired to offer shares at a price that would be attractive to our stockholder base relative to the current trading price of our common stock. Our board also considered the following factors, among others, in no particular order of priority:

     -    our desire to increase working capital at a minimal cost to us;
     -    the historic and current market price of our common stock;
     -    our history of losses;
     -    general conditions in the securities market;
     -    alternatives available to us for raising capital;
     -    the amount of proceeds desired;
     -    the liquidity of our common stock; and
     -    the level of risk to our investors.

How to exercise your subscription rights

You must properly complete the enclosed subscription certificate and deliver it to our subscription agent before 5:00 p.m., Pacific Standard Time, on [END DATE]. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase.

Duration of rights offering

You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., Pacific Standard Time, on [END DATE] your subscription rights will expire. We may, in our discretion, decide to extend the rights offering for up to an additional 20 business days to give our stockholders additional time to exercise their subscription rights. In addition, if the commencement of the rights offering is delayed, the expiration date may be similarly extended.

Revoke exercise of subscription rights

No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a price of $0.15 per share.

Risk

The exercise of your subscription rights involves substantial risks. Exercising your subscription rights means buying additional shares of our common stock, and you should carefully consider this purchase as you would other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors" elsewhere in this prospectus.

What happens if you choose not to exercise your subscription rights?

You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if you do not exercise your subscription rights and other stockholders do, the percentage of our common stock that you own will diminish, and your voting and other rights will be diluted.


Has our Board of Directors made a recommendation regarding this offering?

No.

What should you do if you want to participate in this rights offering, but your shares are held in the name of your broker, dealer or other nominee?

If you hold your shares of our common stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your record holder act for you. To indicate your decision with respect to your rights, you should complete and sign the reverse side of your subscription certificate and promptly return it to the record holder. You should not return your subscription certificate to us.

Fees

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise subscription rights. If you exercise subscription rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

What are the federal income tax consequences of exercising your subscription rights?

The receipt and exercise of your subscription rights are intended to be nontaxable. However, no ruling from the Internal Revenue Service nor an opinion of counsel will be sought and therefore you should seek specific tax advice from your personal tax advisor. This prospectus does not summarize tax consequences arising under any federal or state tax law.

When will you receive your new shares?

If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after [END DATE].

Can we withdraw the rights offering?

Yes. Our board of directors may withdraw the rights offering in its sole discretion at any time on or before [END DATE] for any reason, including a significant fluctuation in the market price of our common stock when compared to the market price at the commencement of the offering. If we withdraw the rights offering, any funds you paid will be promptly refunded without interest or penalty.

How much money will we receive from the rights offering?

The gross proceeds from the rights offering depend on the number of shares that are purchased. If we sell all 6,373,575 shares offered by this prospectus, we will receive gross proceeds of $956,036.25. We estimate the offering expenses to be approximately $15,000.

How will we use the proceeds from the rights offering?

We will use any proceeds generated from the exercise of subscription rights in this rights offering for additional working capital.

How many shares will be outstanding after the rights offering?

The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. If we sell all of the shares pursuant to the rights offering offered by this prospectus, we will have 12,747,150 shares of common stock outstanding.

            OFFERING OF SHARES BY CERTAIN SELLING SECURITIES HOLDERS

Use of Proceeds
Garuda Capital Corp. will not receive any of the proceeds from any sale of the selling securities holder shares.

Determination of Offering Price
We are not offering any of the selling securities holders' securities. These shares may be sold by the holders from time to time at prevailing market prices. We will not receive any of the proceeds from any sale of the selling securities holders shares. See "Selling securities holders" page 23 and "Plan of Distribution" page 24.




                           Selling Securities Holders

The following Selling securities holders whose shares have been registered for public resale are set forth below:



Selling Securities Holder                Common         # of Common         Common          %          %
                                         Stock        Shares issuable       Stock        Before      After
                                         Owned         upon exercise        Offered      Offering   Offering
                                                       of warrants
---------------------------------------------------------------------------------------------------------
Ambassador Industries                    50,000            50,000           100,000       < 1%       < 1%
Aran Asset Management                   390,323           100,000           490,323      6.45%       < 1%
Arbutus Enterprises                      80,000            80,000           160,000      1.32%       < 1%

                                                                              22

Bruce Woods                             186,187           186,187           372,374      3.08%       < 1%
Caspar Koch                              50,000            50,000           100,000       < 1%       < 1%
Channing Investments                    600,000           600,000         1,200,000      9.92%       < 1%
Erich Sager                             112,000           112,000           224,000      1.85%       < 1%
Frank Lang                               50,000            50,000           100,000       < 1%       < 1%
Garuda Holdings Limited                 200,000           200,000           400,000      3.31%       < 1%
Hagensborg Food Corp.                    86,000            86,000           172,000      1.42%       < 1%
IBEX Investments                        136,250           131,250           267,500      2.25%       < 1%
Juergen Wolf                             40,000            40,000            80,000       < 1%       < 1%
Madrona Investments                      42,000            19,000            61,000       < 1%       < 1%
Pacific Western Mortgage Corp.          131,250           131,250           262,500      2.17%       < 1%
Pascal Roy                               80,645                 0            80,645      1.33%       < 1%
Ripga Foundation                        192,000            92,000           284,000      3.17%       < 1%
Rosemary Niemack                        200,000           200,000           400,000      3.31%       < 1%
Stonehedge Inestments                   196,250           181,250           377,500      3.24%       < 1%
Swanro Trust                            200,000           200,000           400,000      3.31%       < 1%
William Laird                           226,063           226,063           452,126      3.74%       < 1%
---------------------------------------------------------------------------------------------------------
                                      3,248,968         2,735,000         5,983,968


- Ambassador Industries is a Canadian corporation. Its principal officers and directors are Gunnar Vogel, Simone Greaves, Ruth Vogel, Cameron Greaves, Nicole Wegleitner and Michael Wegleitner.

- Aran Asset Management SA is a Swiss corporation controlled by Michael C. Thalmann.

-    Arbutus Enterprises is a Canadian corporation controlled by Malcolm Powell.

- Channing Investments Corp. is a Canadian corporation controlled by C. Channing Buckland.

- Garuda Holdings Limited is a Cayman Island trust, owned 100% by the Garuda Trust, a discretionary Trust run by HSBC.

- Hagensborg Food Corporation is a US corporation. Until March 2003, Robin Relph, Garuda's president and a director, used to be a director of HFC and between February and March 2003 he also used to be the principal officer of HFC. There are 5 shareholders with more than ten percent of the outstanding shares, Robin Relph (13%), Aran Asset Management (22%), LaMont Asset Management (36%), a Swiss asset management company, Hagensborg Limited (10%) a Bahamas corporation, and Zambala Ventures Ltd. (13%), a Bahamas trust.

-    IBEX Investments is a corporation controlled by Ketty L. Hughes.

-    Madrona Investments a corporation controlled by Michael J. Dyde.

- Pacific Western Mortgage Corp. is a Canadian corporation controlled by William E. Krebs.

- Ripga Foundation is a Bahamas-based charitable trust for the benefit of Sogyal Rinpoche and the Rigpa Fellowship, an international Buddhist group under the patronage of HH The Dalai Lama. Its principal officers and directors are Philip Philippou and Alyson Yule. Robin Relph is its Chairman of trustees.

-    Stonehedge Investments is a corporation controlled by Michael J. Dyde.

- Swanro Trust is an Australian Trust for the benefit of Timothy and Richard Pappas.

- Juergen Wolf is one of our directors. He currently does not own any other shares in Garuda Capital Corp.

- Pascal Roy was a director of our wholly owned subsidiary, Natural Program Inc. until October 2002. He currently does not own any other shares in Garuda Capital Corp.


Except as noted above, none of the selling securities holders nor any of their affiliates have ever held any position, office, or other material relationship with Garuda Capital Corp. nor hold any additional shares of Garuda Capital Corp.


                 Selling Securities Holders Plan Of Distribution

The Selling securities holders may sell or distribute its shares in transactions through underwriters, brokers, dealers or agents from time to time or through privately negotiated transactions, including in distributions to shareholders or partners or other persons affiliated with the Selling securities holder.

The distribution of the Selling securities holders shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions) in the following types of transactions:

1.       Over-the-counter market sales
2.       Privately negotiated sales
3. By writing of options on the shares (whether such options are listed on an options exchange or otherwise).

Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

If the selling securities holders effect such transactions by selling the shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling securities holders or commissions from purchasers of the shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved).

A selling securities holder and any brokers, dealers or agents that participate in the distribution of the securities might be deemed to be underwriters, and any profit on the sale of the securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

A selling securities holder may pledge the shares from time to time in connection with such Selling securities holder's financing arrangements. To the extent any such pledgees exercise their rights to foreclose on any such pledge, and sell the shares, such pledgees may be deemed underwriters with respect to such shares and sales by them may be effected under this prospectus. We will not receive any of the proceeds from the sale of any of the shares by the selling securities holder.

Under the Exchange Act and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the shares may not simultaneously engage in market making activities with respect to the shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling securities holders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling securities holder.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

Legal Proceedings. The Company is not involved in any legal proceedings as of the date of this prospectus.

Directors, Executive Officers, Promoters and Control Persons; Compliance With
Section 16(a) of the Exchange Act.

Management
----------


Our executive officers and directors and their ages are as follows:

       Name            Age                   Position
-----------------------------------------------------------------------

C. Robin Relph        54     President, CEO, Director
G. Arnold Armstrong   77     Chairman, Director
Juergen Wolf          69     Independent Director
Joyce Groote          46     President, Director, Natural Program Inc.



G. Arnold Armstrong, Director, Chairman, Garuda Capital Corp.
     Senior partner at the law firm Armstrong & Company (Vancouver, Canada) from August,1976 to present.
     President and CEO of International Cetec Investments Inc. (Vancouver, Canada) from April, 1994 to present
     Chairman and CEO of SKN Resources Ltd. (Vancouver, Canada) from June, 2000 to present.
     President and Director of International Enexco Limited (Vancouver, Canada) from March, 1975 to present.
     President and Director of Ivory Oils & Minerals Inc. (Vancouver, Canada) from March, 1991 to present.
     President and a Director of Gibsons Marina Hotel Inc. (Gibsons, Canada) from September, 1983 to present.

C. Robin Relph, Director, President, Garuda Capital Corp.
     President and Director of Garuda Capital Corporation from May 2002 to present.
     Director of Valerie Gold Resources (Vancouver, Canada) from 1995 -1997. Director and President of Buckingham Securities Ltd, (London England) from 1988 to present.
     Director of Hagensborg Food Corporation (Kent, USA) from 1998 to March
     2003.
     Director of Hagensborg Foods Limited (Vancouver, Canada) from 1998 to present.
     Director of Natural Program Ltd. and Natural Program Inc. from July 2000 to present.

Juergen Wolf, Independent Director, Garuda Capital Corp.
     Director of Garuda Capital Corp. from October 2002 to present.
     Director of Hagensborg Foods Ltd. (Vancouver, Canada) from 1999 to present. President of US OIL and Gas Resources Inc. (TSX: USR) (Vancouver, Canada) from 1999 to present.
     Director of Key Capital (TSX: KYC) (Vancouver, Canada) from 1996 to 2000. Director of Tasty Fries Inc. (OTC BB: TFRY) from 1995 to present.
     Director of Shoreham Resources (TSX: SMH) (Vancouver, Canada) from 1991 to present.
     President of J.A. Wolf Projects Ltd. (Vancouver, Canada) from 1984 to 2001.

Joyce Groote, MSc, MBA, President, CEO and Director of Natural Program Inc.
     President, Crossing Sectors Inc. (Vancouver, Canada) from 2001 to present. President, Groote Consulting Inc., Ottawa, ON from 1995 to 2001.

     President, BIOTECanada, Ottawa, ON from 1998 to 2001.
     President, Industrial Biotechnology Association of Canada (IBAC), Ottawa, ON, from 1997 to 1998.
     Executive Director, Food Biotechnology Communications Network, Ottawa, ON from 1995 to 1997.

Compliance with Section 16(a) of Securities Exchange Act of 1934
To our knowledge, during the fiscal year ended June 30, 2002, our Directors and Officers have filed the required Section 16(a) reports. However the Directors and Officers failed to timely comply with Section 16(a) filing requirements in that Forms 3 for the Directors and Officers were not timely filed. The Forms 3 for the Directors and Officers were filed on September 27, 2002. This statement is based solely on a review of the copies of such reports furnished to us by our Directors and Officers and their written representations that such reports accurately reflect all reportable transactions.

Family Relationships
There are no family relationships between any of our Directors, executive officers or persons nominated or chosen to become a Director or executive officer.

   Security Ownership of Certain Beneficial Owners and Management and Related
                              Stockholder Matters.

The following table sets forth the number of shares of our Common Stock beneficially owned as of June 30, 2003 by individual directors and executive officers and by all directors and executive officers as a group.



----------------------- -- ------------ -- -------------------------------------------------------- -- --------------
 Name and Address of                                            Common Stock                            Percentage
   Beneficial Owner           Title                               Ownership                              of Shares
                                                                                                        Outstanding
----------------------- -- ------------ -- -------------------------------------------------------- -- --------------
C. Robin Relph             President,         343,574  Directly owned by Mr. Relph
#4, Arbour Island          Director           435,200  Owned by Buckingham Securities Limited,
Old Fort Bay                                           Mr. Relph is Managing Director and 60%
New Providence                                         shareholder.
Bahamas                                        86,000  Owned by Hagensborg Food Corp., Mr. Relph
                                                       is a former Director and a 13% shareholder
                                                       in Hagensborg Food Corp.
                                              582,258  Owned by Garuda Ventures Ltd., Mr. Relph
                                                       is a Director of the company. He disclaims
                                                       any beneficial ownership in these shares;
                                                       Owned by Rigpa Foundation, a charitable
                                              192,000  foundation. Mr. Relph is Chairman of the
                                                       Board of Trustees of Rigpa and disclaims
                                                       any beneficial ownership in these shares;
                                                       Owned by Zambala Ventures Ltd. Mr. Relph
                                              300,000  is a Director of the company. He disclaims
                                                       any beneficial ownership in these shares;

                                           ----------
                                            1,939,032                                                      30.2%
----------------------- -- ------------ -- ----------- -------------------------------------------- -- --------------
Birgit Troy                Secretary           70,000                                                      1.1%
908 Glenayre Drive,        (resigned
Port Moody V3H 1J4         Nov. 5,
Canada                     2003)
----------------------- -- ------------ -- ----------- -------------------------------------------- -- --------------
Arnold Armstrong           Director,           20,000  Owned by Mr. Armstrong
480-650 W. Georgia St.     Chairman           600,000  Owned by International Cetec Investments
Vancouver,  B.C.                                       Inc., Mr. Armstrong is Chairman of this
Canada, V6B 4N9                                        company.
                                              100,000  Owned by Sentarn Enterprises. Mr.
                                                       Armstrong owns 67% of Kelvin Grove Estates
                                                       Ltd. which owns 100% of Sentarn
                                                       Enterprises Ltd.
                                           ----------
                                              720,000                                                      11.3%
----------------------- -- ------------ -- ----------- -------------------------------------------- -- --------------
Juergen Wolf               Director            60,000  Owned by Mr. Wolf                                   0.9%
----------------------- -- ------------ -- ----------- -------------------------------------------- -- --------------
Joyce Groote               President/CEO,      55,000  Owned by BDG Inc. Ms. Groote is a 50% in            0.9%
3806 W 33rd Ave,           Director                    BDG Inc.
Vancouver, BC V6N 2H6      Natural
Canada                     Program
                           Inc.

                                                                              28

----------------------- -- ------------ -- ----------- -------------------------------------------- -- --------------
Rick Walter                Management          69,000  Owned by BDG Inc. Mr. Walter is a 50% in            1.1%
3806 W 33rd Ave,           consultant                  BDG Inc.
Vancouver, BC V6N 2H6      to
Canada                     Hagensborg
                           Foods Ltd.
----------------------- -- ------------ -- ----------- -------------------------------------------- -- --------------
Officers and                               2,912,032                                                       45.7%
Directors as a group
(6 individuals)
----------------------- -- ------------ -- ----------- -------------------------------------------- -- --------------


Based upon a review of our shareholders list as of June 30, 2003 there are two other registered holders of five percent or more of our Common Stock.

------------------------------------------------------------ -- ---------------------- -- --------------------------
                    Name and Address of                             Common Stock            Percentage of Shares
                     Beneficial Owner                               Ownership (1)                Outstanding
------------------------------------------------------------ -- ---------------------- -- --------------------------
Aran Asset Management SA                                               390,323                      5.8%
Alpenstrasse 11/P.O. box 4010
CH - 6304 Zug, Switzerland

Note: Aran is a holding company and holds
Garuda shares for various shareholders.
------------------------------------------------------------ -- ---------------------- -- --------------------------
Channing Investments Corp.                                             600,000                      9.9%
800 - 1450 Creekside Dr.
Vancouver,  BC V6J 5B3
Attn: Chrissy Doherty
------------------------------------------------------------ -- ---------------------- -- --------------------------


                            Description Of Securities

Common Stock

We are authorized to issue up to 50,000,000 shares at $.001 par value. Each share is entitled to one vote on matters submitted to a vote of the shareholders. There is no cumulative voting of the common stock. The common stock shares have no redemption provisions nor any preemptive rights. We are also authorized to issue up to 10,000,000 shares of preferred stock at $.001 par value the rights and preferences of which may be set from time to time prior to issuance by the Board of Directors.

Private Placement Warrants

4,302,000 Private Placement Warrants were sold in April, 2002. These April 2002 Private Placement Warrants entitle the holder to acquire additional shares of common stock for $0.60 cents per share on or before April 12, 2004; if not exercised then for $0.70 per share on or before April 12, 2005.

                                 Transfer Agent
The transfer agent with respect to the shares is Pacific Stock Transfer Company Inc., Las Vegas, Nevada.


                                     Experts
The consolidated financial statements of Garuda Capital Corp. as of June 30, 2002 and June 30, 2003 in this prospectus have been audited by Spicer, Jeffries & Co independent public accountants.




                                  Legal Matters
The legality of the shares offered has been passed on for us by Dennis Brovarone, Attorney at Law, Littleton, Colorado.


Securities and Exchange Commission Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                      The Business of Garuda Capital Corp.

We, Garuda Capital Corp, formerly Vanstar Films, Inc., were incorporated under the laws of the State of Nevada on July 8, 1997. We became a reporting issuer on the NASD OTCBB in June 2000. In February 2002 there was a 20:1 reverse split of the outstanding common stock and we changed our name to Garuda Capital Corp.

Vanstar Films was organized to establish itself in the film industry. These efforts were abandoned in September 2001. In April 2002, Garuda acquired Hagensborg Foods Ltd., a Vancouver-based manufacturer and marketer of fine chocolates and other gourmet foods and Natural Program Inc., a manufacturer and distributor of natural medicine.

We acquired Hagensborg Foods Ltd. for consideration of US$700,000 cash for all its outstanding share capital to be allocated as follows: $600,000 for all outstanding common shares, $100,000 for all outstanding preferred shares. Natural Program Inc. was acquired for consideration of 500,000 common shares of Garuda Capital Corp.

On April 19, 2002, our subsidiary Hagensborg Foods Ltd. acquired certain assets of Hagensborg Food Corp., hereafter referred to as HFC, a company domiciled in the U.S. that is in the business of selling, marketing and distributing food products. The assets were acquired excluding the cash and accounts receivable, for $1,000,000. HFC shares certain common shareholders and directors with us and is therefore considered to be a related party for accounting purposes. Related party transactions are usually measured at the transferor's carrying amount in the absence of independent verification. Carrying amounts are defined as the cost amount on the accounts of the transferor after adjusting for any amortization or impairment in value. Accordingly we recorded the acquisition at HFC's carrying value of $232,679, $100,000 in equipment and $132,679 in inventory. The difference between the carrying amount and the agreed exchange amount of $767,321 has been charged to deficit as a shareholder distribution in 2002.

Garuda's objective is to develop these two businesses by providing missing key ingredients such as management expertise, strategic planning, fund raising capabilities, and an extensive network of international contacts.


History and general development of business of Hagensborg Foods Ltd.

Hagensborg Foods Ltd. was incorporated in the Province of British Columbia, Canada in May 1996 under the name "Celestial Chocolates". It changed its name to "Hagensborg Foods Limited" in 1998.

We through our subsidiary, Hagensborg are in the business of manufacturing and marketing of gourmet chocolates and other gourmet foods. We serve wholesale and retails customers both in Canada and the US. All products are directly shipped from our warehouse in South Granville, British Columbia.

Products of Hagensborg Food Ltd.

We manufacture and market both branded and private label chocolates. The four main Hagensborg chocolate brands are "Kiss Me" truffle frogs, "Mountain Ridge", "Leone" and "Truffles To Go".

Kiss Me(R) is a European chocolate truffle in the shape of a frog with a melting truffle center. The product is marketed in a gift box presentation containing 12 individual chocolate frogs . The target market for Kiss Me truffles consists of upscale gift box chocolate consumers, both male and female between 25 and 54 years of age with medium to higher household incomes.

Mountain Ridge(R) is a Belgian honey almond nougat bar consisting of chocolate peaks with white chocolate tips. The product is marketed in 2 sizes, a king sized 300 gram bar and a snack sized 75 gram bar. National chains such as Seven Eleven in Canada have approved the product for national distribution in their stores.

Leone(R) is a high end gift box confection. "The Classic Collection", the first item of this line, contains milk, dark and white champagne truffles made of Belgian chocolate and is sold in various gift boxes as well as a keep sake tin. The product was launched at the Fancy Food Show in New York in June 2003.

Truffles To Go(R) are manufactured in 8 flavors, Cappuccino, Orange, Mint, Mocha, Peanut Butter, Milk Chocolate, and Chocolate Eclipse. Truffles To Go(R) are marketed in two different size packages, a single serve pack with 2.5 oz and a sharing pack with 5.4 oz. In addition several "all natural" and "no sugar added" versions are manufactured. The target market of this product is the indulgent chocolate consumer: Typically women between 25 and 44 years of age in the mid to higher household income bracket.

By an agreement dated April 19, 2002 and described above, We, through our subsidiary, Hagensborg Foods Ltd. acquired a line of seafood products including seafood pates and smoked salmon filets from Hagensborg Food Corporation. Hagensborg Food Corporation is a company domiciled in the U.S. that up until March 2003 was in the business of selling, marketing and distributing food products. Hagensborg Food Corporation shares certain common shareholders with us and our president, C. Robin Relph was until March 2003 a director of Hagensborg Food Corporation which is therefore considered to be a related party. We had engaged Hagensborg Food Corporation for U.S. marketing until March 2003. Please see Certain Transactions and Relationships, page 49.

Hagensborg seafood pates are marketed in 6 flavors, namely smoked salmon, Salmon, shrimp, rainbow trout with dill, crab and lobster. The products are packed in 3-oz tins and are sold either individually or inside a decorative retail box. We own the proprietary recipe and the custom German food processor, being utilized to produce the pate. This equipment is installed at St. Jeans, a plant in Nanaimo, BC, which produces the pate on a contract basis for us.


Market

Gourmet foods consumption is affected by many factors, including climate, purchasers' disposable income, the economic development of the country and its distribution and marketing facilities. The developed nations generally have high levels of gourmet foods consumption in comparison to the developing or emerging nations.

The following are some highlights on chocolate consumption, tastes and buying habits:

An AWMA (American Wholesale Marketers Association) State of the Industry Report found that in the US, the heavy buyers of confectionery are adults in the 35-54 age group with children. Chocolate buyers are 59% more likely to have five or more people in the household. Chocolate and non-chocolate candy households are likely to be headed by a craftsman or technical worker than a white collar manager. Across all confectionery segments consumption is relatively higher among Black and Hispanic households.

A Datamonitor report shows that US consumers are increasingly moving away from chocolate to low fat and low sugar products. The chocolate industry in the US has only recently begun to introduce low fat products.

A Taylor Nelson AGB survey of 4350 people in the UK found that 16 to 24 year olds account for 22% of the volume sales of chocolate, and that males account for 53% of these sales. Chocolate was the clear leader in the impulse buying market with sales of (pound)2594 million.

According to an industry survey 53% of Canadians use chocolate as a personal reward. A third also uses candy and other sweets to reward their loved ones.

Lawrence Graham, President of the Chocolate Manufacturers Association - National Confectioners Association, said that in the United States nine out of ten Americans eat candy. Per capita consumption of candy is over 26 lbs. per person per year, and the USA ranks 11th in the world for per capita consumption. Per capita chocolate consumption was 11.7 lbs. per person. Children aged 5-9 influence 40-45% of candy sales and teenagers have the highest per capita consumption. Eighty to eighty-five percent of candy is bought on impulse and 35% of all candy is sold during the seasonal holidays.

Chocolate consumption during key holidays account for 35 percent of all confectionery sold during the year, according to the US National Confectioners Association.

Halloween is the top candy holiday with $1.802 billion in sales.
More than 60 million chocolate bunnies and other chocolate products are produced annually for Easter, accounting for $1.672 million. During the Christmas/Hanukkah Season consumers spend more than $1.446 million on chocolate. Americans spend $1,105 million each Valentine's Day on chocolate, making it the fourth biggest holiday of the year for confectionery purchases.


Competition

Our Hagensborg subsidiary can be considered a niche marketer of specialty food products. Our competition consists of Canadian and US-based manufacturers and marketers of gourmet confectionary products and canned seafood pates. Competition is based upon name recognition, taste and cost. Most of the competition is larger than we are with greater market share and resources.

Marketing

Marketing Trends

Three main trends currently influence the general marketing of specialty foods:

Increasingly health conscious shoppers look for high quality, health-friendly products:

This trend is largely a response to the general increase in health consciousness of both the aging baby-boomers and their descendants. Hagensborg's no-sugar added, all natural chocolates and all natural seafood pates are marketed to this growing segment.

Upscale packaging makes higher prices acceptable:

An unprecedented array of creative, unique, and upscale packaging options is helping consumers swallow the higher cost of gourmet products. Packaging helps to draw the consumer who is not familiar with the quality of the product, as well as the consumer shopping for a pre-wrapped gift. Hagensborg is currently updating its packaging to reflect the demand for high-end designs and custom decorations for different seasons.

Small packages encourage impulse offerings:

Specialty foods marketers are making their products easier to purchase by selling them individually wrapped, or in small packages suitable for placement at the register. To this end, Hagensborg is developing 3-piece truffle packages and other impulse offerings.


Marketing Activities

Our main Hagensborg promotional activities are:

Trade Shows:
Trade shows are a key forum for meetings with brokers, retail buyers and distributors. We are represented at three Fancy Food Shows: January in San Francisco; March in Chicago; July in New York. Other trade shows attended are: the All Candy Expo in June in Chicago; the Natural Products Show in March in Chicago; and the Private Label Manufacturers Association Private Label Show in November. In addition, we attend distributor shows such as the Gourmet Award show for their customers held during summer.

Trade Advertising:
We regularly place Hagensborg ads in key trade press publications including Gourmet Retailer and Gourmet News.

Press Releases:
We distribute press releases to trade publications and has achieved coverage in Fancy Food Magazine, Gourmet Business, Confectioner Magazine and Gourmet Retailer.

Sales Manager Contacts:
Our Sales Managers have been developing contacts with distributors, brokers and major retailers such as Safeway, Albertson's and Kroger. Our Sales Managers work with the retailers to place products in their permanent displays, provide promotional support and ensure supply. To widen distribution of Hagensborg products through the larger retailers means gaining head office approval then working with each regional division to gain placement in stores.

Product Information:
Our Marketing has developed selling presentations for each product/brand, including market information and key selling points. As well as using it for customer meetings, Sales provides this information to brokers who work on our behalf to ensure they have a strong selling story. This is part of the Sales effort to ensure our brokers and distributors are educated about our products and will therefore do a better job with potential customers. Retailers are inundated with new products to choose from. Providing competitive arguments in a category context makes it easier for them to choose Hagensborg products.

Website:
The Hagensborg website address www.hagensborg.com appears on packaging and printed materials. The site gives details of all products with information for consumers, retailers and distributors. This is a useful tool for reaching smaller customers.


Growth Strategies

Market Penetration

Increasing the sales volume of existing products in existing markets through focusing on marketing and promotional activities is a low risk strategy to grow our Hagensborg business. However, since this strategy has its limitations such as individual distribution channels can only support a certain sales volume, additional methods have to be adopted.

In order to further penetrate its existing markets, We are focusing on our core competency, the production of high quality truffles. We are currently developing new packaging concepts for our truffles to be able to offer products tailored to specific seasons. For example, the spring season which includes Valentine's Day, Easter and Mother's Day is the second most important chocolate consumption season after Christmas.


Market Expansion

Broadening the distribution base, that is, finding new markets for existing products, is another strategy we plan to apply in order to expand our business. Although it involves more risk than sole market penetration, developing new markets also has a greater potential for revenue generation.

We are currently developing a variety of concepts to attract new markets for its existing products. One approach is to repackage our high end truffles to appeal to consumers with higher levels of price sensitivity. We are also pursuing a variety of private label opportunities to add to its bottom line by manufacturing for large national retail chains such as Safeway.


Product Development

New products are widely acknowledged by industry leaders as being the lifeblood of the specialty food market. In the past, we have been very successful in launching new products, including our latest introduction "Kiss Me" chocolates. The main focus of the product development efforts will be placed on finding products to generate revenue in the historically revenue weak first and second calendar quarters. Recent successful product launches include Mountain Ridge and Leone.


Product/Market Development

The development of new products for new markets is the most cost-intensive, high risk method for growing within the specialty food industry. However, the risk can be minimized by acquiring existing businesses with products complementary to the Hagensborg line of products. The advantage of acquiring existing companies with established products lies in development cost savings and the reduced time to market.

Other Projects

In addition to the product/market-related strategies discussed above we are currently evaluating new manufacturing equipment to decrease its cost of production and thereby be able to offer competitive pricing.


Stated Business Objectives

Hagensborg's major objectives are threefold:

Expand product line - Short-term:
Our strategic focus is on developing and marketing its existing proprietary brands and private label business in Canada and the US as well as expanding its product range through in-house product development and acquisitions of suitable gourmet foods manufacturers. The key focus will be placed on identifying new products to balance the current third and fourth quarter business and to add products which will generate revenue in the first and second quarters.

Expand distribution to increase volumes - Medium-term:
In order to take advantage of economies of scale we are seeking to expand our national distribution in Canada and the US. This will be achieved by adding selected distributors and brokers in the areas of general grocery, department stores and health food chains, by developing sales channels for the club and private label business and by hiring key sales personnel.

In the short run, first priority will be given to the expansion of distribution. To sustain growth over the longer term, We intend to generate a continuing flow of distinctively different, new products through in-house product development and by way of acquisitions and market these new products on a North America wide basis.

Establish production facility - Long-term:
Our current Hagensborg manufacturing and warehouse facilities are leased and the lease agreement will expire in March 31, 2004. The Company is looking to extend the current lease.

History and general development of business of Natural Program Inc.

Natural Program Inc. is a Nevada corporation which we acquired in April 2002. In January 2002, Natural Program Inc. acquired Natural Program Ltd., a British Columbia company which founded the business.

Through our subsidiary, Natural Program, Inc., we are in the business of developing and marketing herbal remedies. Through Natural Program we operate a Chinese herbal pharmacy to dispense high quality Chinese herbs to practitioners and market a whole-sale line of herbal remedies under the Natural Program name. To date, we have completed the development of the first complete product line which is being test marketed in Vancouver-based health food stores and pharmacies.

Our main Natural Program assets are our proprietary formulations which are developed in-house. Raw materials are sourced internationally to ensure the highest possible quality. Large-scale manufacturing is currently outsourced to specialized providers who comply with Good Manufacturing Practices standards. Our Natural Program products are marketed in the US, Canada and Europe.


Products and services of Natural Program Inc.

Currently, our main Natural Program product line consists of five liquid herbal remedies which we believe improve the quality of day-to-day life, offering solutions for common health problems. No independent studies have been performed to evaluate the effectiveness of the formulations. The formulas are sold in 2 oz./59.1ml bottles and retail for approximately CDN$20.

Stress Rescue. - Designed to offer immediate relief of stress, trauma, and shock, this formula can be used in times of emergency, as a restorative tonic, or as a preventative measure. We believe Stress Rescue helps the body adapt to increased demands, and is particularly useful in preventing anxiety attacks, relieving fatigue and easing tension and pain.

Energy Rescue. - A caffeine-free herbal formulation used to increase endurance, improve athletic performance, restore sexual vitality and invigorate the body and mind. Energy Rescue can also be used to alleviate the effects of jet lag, nervous exhaustion, Chronic Fatigue Syndrome and is designed to help restore the body in cases of depression and physical weakness.

Sleep Rescue. - A sedative and relaxing nervine blend, this powerful formula is designed to promote a deep, relaxing and revitalizing sleep. We believe Sleep Rescue reduces evening restlessness, restores the nervous system and relieves anxiety, tension and sleeplessness without habit forming or addictive properties.

Headache Rescue. - This formula alleviates headaches and migraines caused by various factors through its anti-inflammatory and pain relieving properties. We believe Headache Rescue helps to relax muscular tension, promotes rapid recovery, and is effectively used as a preventative measure.

Memory Rescue. - Formulated to enhance memory and concentration, Memory Rescue supports cognitive function, increases mental abilities, and counteracts mental dullness and depression.

Thrombosin is a herbal formula which we believe helps prevent the formation of blood clots as a result of lack of circulation. The formation of blood clots, or deep-vein thrombosis or DVT, has been dubbed "economy class syndrome" because it results from long hours of minimal movement suffered especially but not exclusively by air travel passengers on long-haul flights. Taken several days before and after flying Thrombosin helps the prevention of blood clots which can be fatal if not treated properly.

DVT is the fourth-leading cause of death in the United States. Source: CNN.com; "Snacking, moving can decrease risk of flight-related blood clots", 11/21/2000.

In a review of over 80 international medical references of DTV and Economy Class Syndrome there are at least 10 studies that demonstrate a direct link between air travel and blood clots. Several are specially worth noting:

An international study of 100 air passengers showed that one in 10 developed a blood clot as a result of flying. Source: PA News: "Medicine - Economy class risks 'greater than expected'", 11/18/00 .

A study at Ashford Hospital which is a 10-minute drive from London's Heathrow Airport identified 30 deaths in three years from deep-vein thrombosis arising from air travel. The hospital claims that at Heathrow alone, at least one passenger a month dies from a blood clot. Source: Travel-news.org: "Cabin attendant suffers deep vein thrombosis", 01/15/2001 and Tom Bogdanowicz, "Doctors, airlines warn of blood clot risk", CNNfn, 01/11/2001.

Farrol Khan, director of the British Aviation Health Institute estimates that as many as 6,000 passengers a year may die as a result of DVT, with as little as three hours of cramped conditions. Source: Patrick Wintour, Jamie Wilson:
"Dangers lurking on long-haul flights", The Guardian, 10/24/2000.

In U.S. research program it was demonstrated that 50% of passengers suffering blood clotting had traveled recently in the air for 4 hours or more. The symptoms usually appeared within 4 days of flying and 35% of people had no predisposition to the condition. Source: Emma Ross: "Are Long Flights Really Dangerous?" The Associated Press, 01/12/2001.

A French study has shown that journeys more than five hours long by car, plane or train increase the risk of DVT fourfold. Source: BC News: "Deep vein thrombosis", 10/23/2000 CNN.com: "Woman dies from blood clot after long-haul flight", 10/23/2000.

A study by Norwegian researchers published in the medical journal The Lancet found that the pressurized atmosphere of airplanes may increase the risk of venous thrombosis. The researchers found that levels of compounds associated with blood clotting increased between two and eight-fold in the research participants during the eight hours. Source: BBC News: "Report backs blood clot flight link", 11/10/2000 And Bentz et al: "Association between acute hypobaric hypoxia and activation of coagulation in human beings", The Lancet, Volume 356, Number 9242, 11/11/2000.

Herbal Laboratories

In addition to the wholesale product lines described above, Our Natural Program Herbal Laboratories specializes in dispensing Chinese herbal extracts including traditional Chinese herbal formulas, custom herbal formulas and single herbal extracts in granulated form. Doctors of traditional Chinese medicine prescribe herbal formulas just like traditional physicians prescribe medications. Patients drop off their prescriptions at the Natural Program laboratory where the formulations are mixed by professional herbalists. As an incentive for practitioners to refer their patients to Natural Program they receive a commission based on the value of herbs sold.

We carry over 400 single Chinese herbal extracts and more than 350 of the most commonly used formulas. Both are packed in 50g and 100g bottles and may be special ordered in larger quantities.

Market

The total size of the global herbal remedy market is estimated to be US $30 billion with an annual growth rate of 10 percent according to the Chinese State Drug Administration. The market is currently dominated by traditional, grass-roots products sold as raw herbs which require preparation such as drying or boiling. The market is underserved by professional products which are safe, easy to use and effective. This is mainly due to the complex regulatory environment and the start-up capital requirements for developing and dispensing herbal remedies.


Target Market

Our Natural Program remedies are targeted at the general public and intended as part of everybody's home pharmacy. They are typically used by environmentally conscious, socially responsible, family-oriented and educated shoppers who:

Already use natural medicine and look for natural, non-habit forming remedies to common health problems; or Are first-time users of natural medicine who look for effective, easy-to-use "starter" products to familiarize themselves with the benefits of natural remedies.


Market Acceptance

Market acceptance of our Natural Program products is based on that fact that people in today's health-conscious marketplace prefer to prevent and treat illness with natural remedies as part of a holistic approach to health and well-being instead of taking chemically prepared medications with unwanted side effects. A recent study by Stanford University shows that 70% of the population in the US used some form of alternative medicine in the past year with herbal remedies being one of the fastest growing market segments.

Competition

As a manufacturer and wholesaler of herbal remedies, our Natural Program competes with manufacturers of natural medicine products. Other competition includes allopathic pharmaceutical drug companies and natural therapists who supply professional lines of natural health products.

Most competitors can be categorized in the following three groups:

Small to medium sized Chinese herbal dispensaries who fill custom formula prescriptions through direct sales and over the Internet. Medium sized manufacturers of Western herbal remedies, minerals, vitamins, etc. Large pharmaceutical drug companies who offer natural remedies in addition to traditional drugs.

Our focus is to capture the segments of the markets which do not buy from large corporations but prefer smaller, specialized providers.


Marketing plans and strategies

Distribution

Our Natural Program products are currently distributed through direct sales to natural health food store and pharmacies on a test market basis in Vancouver. To expand its distribution to the rest of Canada, the US and Europe and to include general grocery and mass food chains Natural Program is identifying specialized distributors for each of its geographical markets.

Promotion

In order to support retail sales, we provide extensive product information and educational seminars to sales personnel in order to enable them to effectively sell its products. We also provide point of purchase displays and informational brochures for end-consumers. In the future, we intend to advertise in trade publications and attend industry trade shows.

Stated business objectives

Our major objectives for Natural Program are threefold:

Expand product line - short-term:
Our strategic focus is on developing and marketing our existing products in Canada, the US and Europe as well as expanding our product range through in-house product development.

Expand distribution to increase volumes - short- to medium-term:
In order to take advantage of economies of scale we are seeking to expand our national distribution in Canada, the US and Europe. This will be achieved by identifying suitable distribution partners and adding selected distributors in the areas of natural pharmacies, health food chains and general grocery. In addition, we intend to hire key sales personnel in each of our main geographical target markets.

Establish production facility - long-term:
We currently outsource the manufacturing of our Natural Program products to specialized providers. In the long-term, we are looking to establish our own production facilities by way of acquiring selected suppliers.


Employees: Our employees are engaged as follows:

------------------------- -----------------------------------------------------
                            Administration/   Sales/    Production/     Total
                              Accounting     Marketing  Operations
------------------------- -----------------------------------------------------
Garuda Capital Corp.               2             -           -            2
------------------------- -----------------------------------------------------
Hagensborg Foods Ltd.              3             2           6           11
------------------------- -----------------------------------------------------
Natural Program Inc.               2             -           2            4
------------------------- -----------------------------------------------------



Description of Property.

Our properties are as follows:

----------------------- ----------------------- -------------- ----------------- ----------------------- -------------

Lease Details                  Location          Sq Footage     Monthly lease            Leasor             Expiry
----------------------- ----------------------- -------------- ----------------- ----------------------- -------------
                                                                                 Granville South
Hagensborg Foods        1576   Rand    Avenue,                                   Business Centre
                        Vancouver,    BC   V6P                                   Holdings Ltd.
                        3G2, Canada                                              C/O Maple Leaf
                                                   12,000         C $16,000      Property Management     March 31,
                                                                                 Third Floor, 100 Park   2004
                                                                                 Royal
                                                                                 or West Vancouver, BC
                                                                                 V7T 1A2

                                                                  US $10,300
----------------------- ----------------------- -------------- ----------------- ----------------------- -------------

Natural Program         102   -   2245    West                                   Oaktree Management
                        Broadway,   Vancouver,                                   23575-124th Avenue,
                        BC V6K 2E4, Canada                                       Maple Ridge, BC. V2X
                                                     800         C$ 1,400.00     4K3                     March 31,
                                                                                                         2004

                                                                  US $903.00
----------------------- ----------------------- ----------------------------------------------------------------------

Garuda Capital          502 - 1978  Vine        The  Company's  head  office  is  currently  located  in the  private
                        Street, Vancouver, BC   residence of C. Robin Relph,  President of Garuda  Capital  Corp.  No
                        V6K 4S1                 consideration  is being paid to Mr. Relph. A commercial  office space will be leased in due course as needed.
----------------------- ----------------------- ----------------------------------------------------------------------

Management's Discussion and Analysis of Financial Condition and Plan of
Operation

Our original goal from inception in July 1997 was to develop a film production business. These efforts were abandoned in September 2001. On September 7, 2001 all existing officers and directors resigned and new officers and directors were appointed to evaluate new business opportunities.

By two agreements dated April 1, 2002, we acquired Hagensborg Foods Ltd., a Vancouver-based manufacturer and marketer of fine chocolates and other gourmet foods and Natural Program Inc., a manufacturer and distributor of natural medicine.

Hagensborg Foods Ltd. was acquired for consideration of a total of US$700,000 cash with $700,000 for all its outstanding share capital. Subsequent to the acquisition, we paid $420,000 for liquidation of certain debentures of Hagensborg Foods Ltd. The two debenture holders were Madrona Investments, an unrelated party, and Hagensborg Limited, a related party as Mr. Robin Relph, a Director and President of Garuda, is also a shareholder and Director of Hagensborg Limited.

On April 19, 2002, our subsidiary Hagensborg Foods Ltd. acquired certain assets of Hagensborg Foods Corp., hereafter "HFC", excluding the cash and accounts receivable, for $1,000,0000. HFC shares certain common shareholders with the Company and our president was a director of HFC until March 2003. HFC is therefore considered to be a related party for accounting purposes. Related party transactions are usually measured at the transferor's carrying amount in the absence of independent verification. Carrying amounts are defined as the cost amount on the accounts of the transferor after adjusting for any amortization or impairment in value. Accordingly the Company has recorded the acquisition at HFC's carrying value of $232,679, $100,000 in equipment and $132,679 in inventory. The difference between the carrying amount and the agreed exchange amount of $767,321 has been charged to deficit as a shareholder distribution in the current period.

Natural Program Inc. was acquired for consideration of 500,000 common shares of Garuda Capital Corp. Robin Relph is a Director of Natural Program Inc.

We have incorporated two further subsidiaries, Garuda Ventures Canada Inc. and Garuda Gold Corporation. Both companies are incorporated under the laws of British Columbia, Canada. They hold any idle working capital to be invested in marketable securities. The companies have no other assets.


Results of Operations Fiscal 2003 vs. Fiscal 2002 and Three Months ended September 2003 vs. 2002 - Garuda Capital Corp. on Consolidated Basis

We realized total revenues of $ 2,065,888 and the net loss for the year ended June 30, 2003 was $ 1,370,114. During the first quarter of fiscal 2004, we realized total revenues of $276,078 and the net loss for the quarter ended September 30, 2003 was $256,979.

Liquidity and Capital Resources Fiscal 2003 vs. 2002 and Three Months ended September 2003 vs. 2002- Garuda Capital Corp. on Consolidated Basis

We believe that sales from our new subsidiaries will not provide sufficient capital resources to sustain operations and fund product development until fiscal year 2004/2005. While we have received a "going concern" opinion from our auditors, we expect to raise capital through the conversion of outstanding warrants and equity sales including a Rights Offering to our existing shareholders to fund future growth until we operate above the break-even point. We continually evaluate opportunities to sell additional equity or debt securities, or obtain credit facilities from lenders to strengthen our financial position. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders.

Cash flows from financing activities during the year included the following transactions:

-    Our current assets include $ 96,644 in Available for Sale Securities.

-    Several loans were made to us by shareholders:

  -      Channing Investments               $ 150,000
  -      International Cetec                $  50,000
  -      Armada Investments                 $  35,000
  -      Buckingham Securities              $  40,000
  -      CCAR                               $  56,000
  -      MB Internet Services               $ 200,000
  -      Other shareholders                 $  29,563
         --------------------------------------------
                                            $ 560,563



Future Outlook  - Garuda Capital Corp. on Consolidated Basis

We believe that with the acquisitions of Hagensborg Foods Ltd. and Natural Program Inc., we successfully transitioned from a dormant entity to an operational management company. Looking ahead, we believe can grow these two operations through expanded distribution and new product development in our food business and the commercial launch of our Natural Program Inc. products in Western Canada and the Pacific Northwest.


Discussion and Analysis of Financial Condition and Plan of Operation for Each Operating Subsidiary

In order to be more informative regarding the results of operations and the liquidity and capital resources for each of our operating subsidiaries, the following discussion is separated between Hagensborg Foods Ltd. and Natural Program Inc.

Results of Operations Fiscal 2003 vs. Fiscal 2002 and the Three Months ended September 2003 vs. 2002 - Hagensborg Foods Ltd.

Revenues of $ 1,884,470 in the fiscal year ended June 30, 2003 were 26 % higher than the $ 1,493,727 in revenues reported for the fiscal year ended June 30, 2002. The increase was due to the acquisition of the assets of Hagensborg Food Corporation in April 2002, which included a category of seafood products.

Gross profit for the year ended June 30, 2003 was $ 484,421 versus $ 338,066 in 2002. Gross profit percentage was stable at 22.5 % in 2003 versus 22.6 % in 2002.

Net loss for the year ended June 30, 2003 was $ 477,933 versus $ 216,545 for the same period in 2002, representing a 120 % increase in net losses. The increase in net loss is primarily due to a temporary disruption in our sales efforts caused by a change in our sales personnel and decreased sales volume due to the overall economic climate.

Our sales and marketing costs consist primarily of personnel costs, advertising, promotions, and tradeshows. Total costs were $ 310,827 and $ 99,671 for the fiscal years ended June 30, 2003 and June 30, 2002 respectively. The increase of $ 211,156 is largely due to a additional marketing costs associated with our seafood product line as well as new product development. We anticipate that sales and marketing costs will begin to grow over the foreseeable future as we implement our business growth strategies.

Our general and administrative costs consist primarily of personnel costs, professional and legal costs, consulting fees, and general office costs. Our general and administrative costs were $ 450,202 and $ 252,091 for the fiscal years ended June 30, 2003 and June 30, 2002, respectively. The increase in general and administrative costs between the two years is largely the result of $ 26,024 in interest and bank charges and $ 65,358 in consulting fees. General and administrative costs as a percentage of revenue increased between the two periods as a result of increases in expenses over the same periods. We anticipate that general and administrative costs will remain stable over the foreseeable future.

Our premise and equipment leases were $ 127,802 and $ 124,091 for the fiscal years ended June 30, 2003 and June 30, 2002, respectively. We anticipate that our premise lease costs will remain constant. Our lease expires March 31, 2004.

Our Depreciation costs were $ 43,684 and $ 59,146 for the fiscal years ended June 30, 2003 and June 30, 2002 respectively. We do not anticipate that our depreciation costs will change dramatically in the fiscal 2004.


Revenues of $278,946 in the three months ended September 30, 2003 were 58% lower than the $667,471 in revenues reported for the three months period ended September 30, 2002. The decrease was mainly due to the fact that we cut down our outsourced US sales force to bring our sales efforts in-house for improved control procedures and accountabilities. We also eliminated unprofitable business from our sales portfolio.

Gross profit for the three months ended September 30, 2003 was $78,500 versus $223,284 for the same period of 2002. Gross profit percentage of 28% in 2003 was stable when compared to 29% in 2002.

Net loss for the three months ended September 30, 2003 was $107,159 versus a net income of $29,043 for the same period in 2002. The decrease in net income was primarily due to the fact that the lower level of confectionary sales did not allow us to operate at the break even capacity of our chocolate manufacturing plant.

Our sales and marketing costs consist primarily of personnel costs, advertising, promotions, and tradeshows. Total costs were $ 53,406 and $101,460 for three months ended September 30, 2003 and 2002 respectively. The 47% decrease of $47,658 is largely a result of our cost cutting efforts to reach a break even point with our operations. We anticipate that sales and marketing costs will stay constant over the foreseeable future.

Our general and administrative costs consist primarily of personnel costs, professional and legal costs, consulting fees, and general office costs. Our general and administrative costs were $66,575 and $52,156 for the three months ended September 30, 2003 and 2002, respectively. General and administrative costs as a percentage of revenue increased between the two periods because as sales go down these costs stay constant in the short term since they are independent of our sales volume. We anticipate that general and administrative costs will decrease to match our level of sales in the foreseeable future.

Our premise and equipment leases were $33,601 and $31,514 for the three months ended September 30, 2003 and 2002, respectively. Our lease expires March 31, 2004 and the premise owner has offered to reduce the lease space to match our needs.


Liquidity and Capital Resources Fiscal 2003 vs. 2002 and the Three Months ended September 2003 vs. 2002 - Hagensborg Foods Ltd.

Since inception through April 1, 2002 when Hagensborg Foods Ltd. was acquired by Garuda Capital Corp., we have financed our operations partly through revenues for operations and bank credit facilities, and partly through the issuance of equity shares and convertible debentures. We have not been able to operate above the break-even point since inception and have had to rely on our parent company for capital resources. We believe that sales from our new product lines will add new capital resources, but may not be sufficient to sustain operations and fund new product launches until fiscal 2004/2005.

During the fiscal year ended June 30, 2003, our current assets to current liabilities ratio decreased from 1.63 to 0.76. Current assets decreased $ 212,500 from $ 591,926 to $ 379,426. This was primarily due to lower accounts receivable as a result of lower sales and improved inventory management practices including lower levels of packaging and finished goods inventories. Non-current assets decreased from $ 377,531 to $359,243 net of depreciation.

We have reorganized our banking relationship and secured a $250,000 operating line of credit and a $200,000 long-term loan . As at June 30, 2003 the outstanding principal on the bank loan was $169,400 and the operating line was at $263,479. We have also received loans in the total amount of $425,861 from our parent company, Garuda Capital Corp.

During the three months ended September 30, 2003, our current assets to current liabilities ratio increased from 1.08 to 0.90. Current assets decreased $153,174 from $707,787 to $ 549,274. This was primarily due to lower accounts receivables as a result of lower overall sales.

Noncurrent assets decreased increased from $372,085 to $348,569 net of depreciation during the three months ended September 30, 2003 mainly due to the newly acquired computer and production equipment.

Future Outlook - Hagensborg Foods Ltd.

In order to achieve an increase in sales and to operate above a break-even point we have focused part of our efforts to develop new confectionary products that we can sell through the seasonal periods such as Christmas, Valentines Day, Easter, and Mother's Day. The company has traditionally lacked seasonal items focused on Valentines and Easter which has resulted in low sales during these periods. We have also focused part of our efforts to develop new confectionary products that we can sell throughout the year as an "everyday" item to help develop a constant stream of sales on a month to month basis. New product developments include Leone, a high end gift box chocolate and Mountain Ridge, a Belgian chocolate bar.

We are currently employing one in house sales manager and we are using regional brokers throughout North America to make presentations on our behalf to various customers in their local regions, and plan to increase our usage of brokers who have developed relationships with key buyers in their regions.

Our plans are to target several different market channels including Club Stores such a Costco, Sam's, and BJ's which can provide a substantial volume on a seasonal basis. Other channels that we will pursue include food distributors, grocery stores, specialty stores, gift basket distributors, convenience stores, drug stores, and department stores, book stores, and floral shops.

Part of our focus will also include efforts to develop additional private label and co-packing business. We will be attending several tradeshows in the upcoming fiscal year including the Fancy Food Show, All Candy Expo, and several regional gift shows to help develop brand recognition and distribution of our products.

The confection business is seasonal and we find that during certain months of the year our liquidity is strained. We believe that through the addition of our new products, and hiring strong sales personnel to sell our existing products that we can obtain stronger year round sales. Through the sale of our seafood product line, we expect to improve our liquidity by offsetting the seasonality of the confection business.


Results of Operations Fiscal 2003 vs. Fiscal 2002 and the Three Months ended September 2003 vs. 2002- Natural Program Inc.

Natural Program Inc. realized revenues totaling $ 140,649 in fiscal 2003. Gross profit for the year ended June 2003 was $ 15,759. Gross profit percentage was 11%. Net loss for the year ended June 2003 was $ 69,216. Revenue for the three months ended September 30, 2003 was $14,443 and its gross profit was $5,175. Net loss for the three months ended September 30, 2003 was $30,726.


Currently, our sales consist mostly of Chinese herbal formulations to practitioners of traditional Chinese medicine on a wholesale basis. We sell the herbs to practitioners for a wholesale price and they in turn retail them to their patients with a mark-up (usually 100%). We collect the difference for the practitioners and balance their accounts at the end of every month. We have introduced a 15% price increase for our Chinese herbs in April 2003 to adjust to price increases from our suppliers. In addition, we have introduced a dispensing fee for custom formulations to account for the labor intensiveness of the customization.

In addition to our range of Chinese herbs, we are in the process of test marketing a line of Western herbal remedies in the Vancouver market. As we implement our marketing plan for this product category in Western Canada, the Pacific North West and subsequently the rest of Canada and the US we expect sales to increase over the coming year. Our newly redesigned website www.naturalprogram.com will be an important tool to market both our product lines.

Our general and administrative costs consist primarily of professional and legal costs, consulting fees, rent and general office costs. General and administrative expenses increased from $15,096 in fiscal 2002 to $65,846 in fiscal 2003. As part of general and administrative expenses, consulting fees increased from $ 7,419 in fiscal 2002 to $ 20,229 in fiscal 2003 or 173 %. This increase in mainly due to the necessity for new product formulations, marketing development and outsourced management and accounting expenses as a result of the growth of our operations. In the future, as we implement our growth plans, we anticipate to hire commission sales people which will not affect our consulting expenses. We do not anticipate our consulting expenses to increase significantly over the next year.

Rent increased marginally to $11,585 in 2003 versus $ 10,664 in 2002. As we implement our business growth strategies we anticipate to rent a warehouse facility to handle and store additional inventory. Professional fees associated with legal fees for trademark development decreased slightly between 2002 at $ 1,945 and 2003 at $1,192.

During the three months ended September 30, 2003, our total payroll decreased from $12,638 in the three months ended September 30, 2002 to $10,080 in the three months ended September 30, 2003. This decrease in mainly a result of our successful efforts to introduce greater efficiencies to the labor-intensive process of preparing custom formulations. We have also hired a marketing and administrative associate which resulted in the elimination of consulting fees for these functions. In the future, as we implement our growth plans, we anticipate to hire additional sales personnel whose compensation with be sales performance related.

Office and General expenses increased from $13,526 in the three months ended September 30, 2002 to $35,870 in 2003. The higher expenses in 2003 include management fees for our President Joyce Groote who joined the company in January 2003, computer and network maintenance and upgrades as well as costs associated with administering a public company, including legal and accounting fees.

We anticipate to incur sales and marketing costs, including hiring a sales person, broker fees and tradeshow attendance fees as we implement our business growth strategies.


Liquidity and Capital Resources Fiscal 2003 vs. 2002 and the Three Months ended September 2003 vs. 2002- Natural Program Inc.

Since inception through April 1, 2002 when Natural Program Inc. was acquired by Garuda Capital Corp. we have financed our operations partly through revenues and bank credit facilities, and partly through the issuance of equity shares. We are not yet able to operate above the break-even point and have to rely on our parent company for capital resources. We believe that additional sales resulting from our increased marketing efforts will add new capital resources, but may not be sufficient to sustain operations and fund new product launches until fiscal 2004/2005.

During the fiscal year ended June 30, 2003, our current assets to liabilities ratio increased from 0.85 to 0.97. Current assets increased slightly from $ 30,420 to $ 31,744. Noncurrent assets decreased from $ 21,122 to $ 20,240 net of depreciation during the fiscal year. The decrease is primarily due to the sale of the company vehicle.

Total liabilities increased from $ 61,144 in fiscal 2002 to $ 121,507 in fiscal 2003. This includes $ 28,857 in current liabilities and $92,650 in long-term debt. Long-term debt includes a $88,195 loan from our parent company, Garuda Capital Corp. We sold our company vehicle generating a loss of $ 2,301. The bank loan of $ 4,648 as at June 30, 2002 associated with the lease of the company vehicle was subsequently eliminated.

Financing activities for the past fiscal year included a $ 88,195 loan from our parent company, Garuda Capital Corp.

In the three months ended September 30, 2003, our current assets to liabilities ratio increased from 0.33 to1.0. Current assets increased from $17,013 to $30,676. This was primarily due to increased inventory levels to support sales as well as increased accounts receivables levels associated with higher sales volumes.

Total liabilities increased from $81,646 in the three months ended September 30, 2002 to $149,772 in 2003. This includes $26,569 in current liabilities, a $5,076 shareholder loan and loans from our parent company totaling $118,748.


Future Outlook - Natural Program Inc.

In order to achieve an increase in sales, reach critical mass and to operate above a break-even point we will focus our efforts to expand the geographical reach of our sales and thereby increase volume.

We are planning to hire a sales person before the end of the calendar year 2003 to sell our products in Western Canada, the Pacific Northwest and subsequently the rest of Canada and the US. We will encourage practitioners who are not in close proximity of our Vancouver laboratory to buy in higher quantities from us which will enable us to increase our margins as a result of shipping and handling costs.

We are currently only using a direct sales approach which limits our reach, both in terms of the number of target customers we can present our products to as well as geographically. We plan to engage regional brokers who have developed relationships with key buyers in their regions.

Our plans are to target several different market channels including health food stores, natural pharmacies, traditional pharmacies, drug stores and grocery stores. We will be attending several tradeshows in the upcoming fiscal year to achieve awareness of our products in the market place.

In addition, we will focus our marketing efforts on schools of traditional Chinese medicine. We sponsor courses which students of traditional Chinese medicine are required to take as part of their training and instructors are encouraged to introduce our products to their students. Students get to know our brands while they are still in training and continue to use our products after graduation when they open their own clinics.

With the purchase of our encapsulation machine in the fourth quarter of 2002 we are now able to attract a broader audience of patients. We sell our Chinese herbs in powder form because of their higher potency in comparison in liquid extracts. However, powders tend to be bitter tasting and make intake for frequent travelers difficult. Capsules are virtually taste free and convenient to take anywhere. Encapsulation is considered a premium service in the marketplace and we are expecting to expand our sales to more discriminatory shoppers.



Certain Relationships and Related Transactions

During the past fiscal year and as of September 30, 2003, Garuda entered into the following transactions in which certain of its officers or directors have a direct or indirect material interest.

-    We incurred consulting fees of $72,000 to Robin Relph.
- We paid consulting fees of $42,000 to Birgit Troy (Secretary, resigned November 5, 2003).
- We paid consulting fees of $21,400 to BCG Inc., an entity 50% owned by Joyce Groote, President of Natural Program Inc.
- We issued 25,000 common shares to Robin Relph as a recruitment bonus for hiring Joyce Groote.
- We issued 25,000 common shares to BCG Inc., an entity 50% owned by Joyce Groote, President of Natural Program Inc., as a signing bonus to Ms. Groote.
- We issued 30,000 common shares to BCG Inc., an entity 50% owned by Joyce Groote, President of Natural Program Inc., as part of Ms. Groote's monthly compensation for the 2003 calendar year.
- We issued 5,000 common shares to Farhad Bahrami, former President of Hagensborg Foods Ltd., for debt.
- We issued 69,000 common shares to BCG Inc., an entity 50% owned by Rick Walter, as part of Mr. Walter's compensation as a management consultant to Hagensborg Foods Ltd.
- We issued 40,000 common shares to John Curry, a former director and CFO of Garuda Capital Corp. for $14,838 in outstanding debt.
- During 2003, the Company had product sales of $456,841 (2002: $368,787) in the normal course of business from HFC.
- The Company incurred marketing charges of $110,223 to HFC. Robin Relph is a former director and 13% shareholder of HFC.
- The Company incurred bad debts of $167,672 from HFC. Robin Relph is a former director and 13% shareholder of HFC.

Market for Common Equity and Related Stockholder Matters.
The Company's common stock is listed for sale on the NASD OTC Bulletin Board and began trading in June 2000. Prior to June 2000 there was no established market for the Company's common stock.

The following table summarizes trading in the Company's common stock, as provided by quotations published by the OTC Bulletin Board for the periods as indicated. The quotations reflect inter-dealer prices without retail mark-up, markdown or commission, and may not represent actual transactions.

--------------- ----------------
                      BID
--------------- ----------------
Quarter ended    High     Low
--------------- ------- --------
06/30/03         0.22    0.15
--------------- ------- --------
03/31/03         0.3     0.21
--------------- ------- --------
12/31/02         0.39    0.21
--------------- ------- --------
09/30/02         1.2     0.22
--------------- ------- --------






As of September 30, 2003 there were 6,373,575 shares of common stock outstanding and there were approximately 80 holders of the Company's common stock.

The Company has not declared a dividend during the fiscal year ended June 30, 2003 and does not anticipate declaring a dividend in its current fiscal year.


Equity Compensation Plan Information

The Company has a Stock Option Plan, the "Garuda Capital Corp. 2002 Stock Option Plan" (the "Plan"). The Plan provides that the Board shall exercise its discretion in awarding options under the Plan, not to exceed 2,000,000 shares. The per share option price for the stock subject to each option shall be as the Board may determine. All options must be granted within ten years from the effective date of the Plan. There is no express termination date for the options although the Board may vote to terminate the Plan.


Executive Compensation.

Summary Compensation Table

The following table shows for the fiscal year ending June 30, 2003, the compensation awarded or paid by us to our Chief Executive Officer and any of the executive officers whose total salary and bonus exceeded $100,000 during such year (The "Named Executive Officers"):

--------------------------------------------------------------------------------------------------------------------
                                            SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------
                                                                                  Long Term Compensation
--------------------------------------------------------------------------------------------------------------------
                                   Annual Compensation                         Awards               Payouts
--------------------------------------------------------------------------------------------------------------------
     Name and                                         Other Annual     Securities Underlying       All Other
Principle Position       Year        Salary ($)     Compensation ($)        Options (#)         Compensation ($)
--------------------------------------------------------------------------------------------------------------------
                                                                        40,000 common shares
  C. Robin Relph,                                                      granted Oct. 10, 2002
     President     May 2002 to June                                       200,000 options
                       30, 2003        $72,000              0          granted Oct. 10, 2002           0
--------------------------------------------------------------------------------------------------------------------

Employment Agreements and Executive Compensation
We have no written employment agreements with executive officers at this time. The following consulting fees are being paid:

Robin Relph,        President              US $ 72,000 per year.
Birgit Troy,        Secretary              US $ 42, 000 per year (resigned
                                              November 5, 2003).

Compensation of Directors
Directors are entitled to receive reimbursement for all out-of-pocket expenses incurred for attendance at Board of Directors meetings.

Other Arrangements:        There are no other arrangements.

Termination of Employment and Change of Control Arrangement
There is no compensatory plan or arrangement with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with US, or from a change in our control.

                              Financial Statements









               CONSOLIDATED FINANCIAL STATEMENTS


               GARUDA CAPITAL CORP.

               VANCOUVER, BRITISH COLUMBIA, CANADA

               YEAR ENDED JUNE 30, 2003 AND 2002 AUDITED
               THREE MONTHS ENDED SPEPTEMBER 30, 2003 AND 2003 UNAUDITED











               1.  INDEPENDENT AUDITORS' REPORT

               2.  CONSOLIDATED BALANCE SHEETS

               3.  CONSOLIDATED STATEMENTS OF OPERATIONS

               4.  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               5.  CONSOLIDATED STATEMENTS OF CASH FLOWS

               6.  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT




Board of Directors
Garuda Capital Corp.

We have audited the accompanying consolidated balance sheets of Garuda Capital Corp. at June 30, 2003 and 2002 and the consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Garuda Capital Corp. at June 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a large deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                  /s/ SPICER, JEFFRIES & CO.
Denver, Colorado
September 29, 2003





Garuda Capital Corp.

CONSOLIDATED BALANCE SHEETS


Years ended June 30, 2003 and 2002
Three Months ended September 30, 2003 and 2002                                                         (US Dollars)

                                                            FYE 06/30/03    FYE 06/30/02      3 MTHS        3 MTNS
                                                                                             09/30/03      09/30/02
                                                                                            unaudited     unaudited
----------------------------------------------------------- -------------- --------------- ------------- -------------
ASSETS

Current

    Accounts receivable                                     $     100,439   $     210,834     $ 176,985      $351,698
    Available-for-sale securities                                  94,644         204,186             -       211,455
    Inventory, net  [Note 3]                                      293,222         365,989       383,938       399,758
    Prepaid expenses                                               25,817          20,523        25,597        18,650
    Subscriptions receivable                                            -         100,000             -             -
---------------------------------------------------------------------------------------------------------------------

    Current assets                                                514,122         901,532       586,520       981,561
Property and equipment, net  [Note 4]                             387,394         401,826       374,196       405,654
Goodwill [Note 5]                                                       -         661,524             -       661,524
---------------------------------------------------------------------------------------------------------------------
                                                            $     901,516    $  1,964,882     $ 960,717   $ 2,048,739
=====================================================================================================================

LIABILITIES
Current
    Bank indebtedness [Note 7]                              $     263,479       $  10,624     $ 298,869     $ 225,542
    Accounts payable and accrued expenses                         352,325         363,563       413,454       537,199
    Unearned revenue                                                    -          35,297             -        26,473
    Current portion of capital lease obligation [Note 8]            2,938           3,951         2,468         4,591
    Bank loan [Note 7]                                            169,400               -       128,600       200,000
    Amounts due to shareholders [Note 9]                          335,455         432,504       560,563        28,149
---------------------------------------------------------------------------------------------------------------------
    Current liabilities                                         1,123,597         845,939     1,403,954     1,021,954
Capital lease obligation [Note 8]                                   4,463           6,166         5,045        11,297
---------------------------------------------------------------------------------------------------------------------
                                                                1,128,060         852,105     1,408,999     1,033,251
SHAREHOLDERS' EQUITY (DEFICIENCY)
Preferred stock, $0.001 par value; authorized 10,000,000;
     Issued: None
Common stock, $0.001 par value; authorized 50,000,000;
     Issued: 6,299,575 (2002: 6,049,578)                            6,300           6,050         6,374         6,050
Capital in excess of par value                                  2,437,389       2,359,801     2,444,715     2,359,801
Deficit                                                       (2,670,233)     (1,253,074)   (2,899,371)   (1,350,363)
---------------------------------------------------------------------------------------------------------------------
                                                                (226,544)       1,112,777     (448,282)     1,015,488
---------------------------------------------------------------------------------------------------------------------
                                                            $     901,516    $  1,964,882     $ 960,717   $ 2,048,739
=====================================================================================================================


The accompanying notes are an integral part of these statements.


                                                                                                                   F-1


Garuda Capital Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS


Years ended June 30, 2003 and 2002
Three Months ended September 30, 2003 and 2002                                                         (US Dollars)

                                                FYE 06/30/03        FYE 06/30/02     3 MTHS 09/30/03       3 MTNS
                                                                                        unaudited         09/30/02
                                                                                                         unaudited
--------------------------------------------- ------------------ ------------------- ----------------- ---------------
REVENUE

Sale                                          $       2,065,888         $   340,937        $  276,078      $  697,705

Cost of goods sold                                    1,569,092             343,711           209,714         458,464
--------------------------------------------- ------------------ ------------------- ----------------- ---------------

                                                        496,796             (2,774)            66,364         239,240

EXPENSES

General and administrative                              912,947             237,995           243,181         245,438
Impairment of goodwill [Note 5]                         661,524
Advertising and promotion                               310,827               6,457                             3,354
Depreciation                                              57,30              15,908            13,198          11,123
Interest on debt                                                                               15,665
Equipment and premises leases                                                                  36,479
--------------------------------------------- ------------------ ------------------- ----------------- ---------------

                                                      1,942,607             260,360           308,522         259,915
--------------------------------------------- ------------------ ------------------- ----------------- ---------------

Loss before other income                            (1,445,811)           (263,134)         (242,159)        (20,675)

OTHER INCOME

Gain (Loss) on sale of marketable                        65,884               8,724          (14,820)         (3,275)
securities
Gain (Loss) on sale of equipment                          9,813             (4,046)                 -               -

--------------------------------------------- ------------------ ------------------- ----------------- ---------------
NET LOSS                                          $ (1,370,114)        $  (258,456)       $ (256,979)     $  (23,950)
============================================= ================== =================== ================= ===============




NET LOSS PER COMMON SHARE
 -  BASIC AND FULLY DILUTED                       $      (0.22)        $     (0.53)       $    (0.04)     $    (0.02)
--------------------------------------------- ------------------ ------------------- ----------------- ---------------


WEIGHTED AVERAGE NUMBER
OF COMMON SHAR                                        6,227,908             489,595         6,308,698       6,049,575
--------------------------------------------- ------------------ ------------------- ----------------- ---------------



The accompanying notes are an integral part of these statements.

                                                                                                                    F-2



Garuda Capital Corp.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


Years ended June 30, 2003 and 2002
Three Months ended September 30, 2003 and 2002                               (US Dollars)



                               FYE 06/30/03    FYE 06/30/02      3 MTHS         3 MTNS
                                                                09/30/03       09/30/02
                                                                unaudited      unaudited
-----------------------------------------------------------------------------------------
NET LOSS                        $(1,370,114)   $  (258,456)      (242,159)       (23,950)

OTHER COMPREH. INCOME (LOSS):       (51,770)          --          (14,820)       (77,286)
   Unrealized holding losses
   Exchange gains                     4,725          3,684           --             --
-----------------------------------------------------------------------------------------

COMPREHENSIVE LOSS              $(1,417,159)   $  (254,772)      (256,979)      (101,123)
=========================================================================================



                                                                                     F-3


The accompanying notes are an integral part of these statements.



Garuda Capital Corp.

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY


Years ended June 30, 2003 and 2002                                                          (US Dollars)



                                         Common Stock           Capital in    Accumulated
                                                                Excess of     Deficit and
                                     Shares         Amount      Par Value     Other             Total
--------------------------------------------------------------------------------------------------------
Balances, June 30, 2001                247,575   $       248   $   160,503   $  (230,981)   $   (70,230)


Common stock issued for cash         5,302,000         5,302     2,199,298          --        2,204,600
Common stock issued for
   acquisition of Natural
   Program Inc.                        500,000           500          --            --              500
Translation adjustment                    --            --            --           3,684          3,684

Net loss                                  --            --            --        (258,456)      (258,456)


Distributions (Note 6)                    --            --            --        (767,321)      (767,321)


--------------------------------------------------------------------------------------------------------
Balances, June 30, 2002              6,049,575         6,050     2,359,801    (1,253,074)     1,112,777

Common stock issued for debt            40,000            40        14,798          --           14,838
Common stock issued for services        25,000            25         7,475          --            7,500
Common shares issued as salaries       185,000           185        55,315          --           55,500
Translation adjustment                    --            --            --           4,725          4,725

Unrealized loss on
   available-for-sale securities          --            --            --         (51,770)       (51,770)


Net loss                                  --            --            --      (1,370,114)    (1,370,114)


--------------------------------------------------------------------------------------------------------
Balances, June 30, 2003              6,299,575   $     6,300   $ 2,437,389   $(2,670,233)   $  (226,544)
========================================================================================================




The accompanying notes are an integral part of these statements.

                                                                                                     F-4



Garuda Capital Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS


Years ended June 30, 2003 and 2002
Three Months ended September 30, 2003 and 2002                                                                 (US Dollars)

                                                            FYE 06/30/03     FYE 06/30/02      3 MTHS      3 MTNS 09/30/02
                                                                                              09/30/03        unaudited
                                                                                              unaudited
---------------------------------------------------------- ---------------- --------------- -------------- -----------------
OPERATIONS
Net loss                                                    $  (1,370,114)   $   (258,456)    $ (256,979)       $ (101,236)
Items not involving cash:
    Depreciation                                                    57,309          15,908         13,198            11,123
    Foreign currency translations                                    4,725           3,684         27,841             3,947
    Loss on sale of equipment                                      (9,813)           4,046              -             3,275
    Gain (loss) on sale of marketable securities                  (65,884)         (8,724)         14,820            77,286
    Impairment of goodwill                                         661,524               -              -
    Shares issued for salaries                                      55,500               -              -                 -
    Shares issued for services                                       7,500               -          7,400                 -
Changes in operating assets and liabilities:
    Decrease in accounts receivable                                110,395           (775)       (76,546)         (140,864)
    Increase (Decrease) in prepaid expenses                        (5,294)         (6,477)            220             1,873
    (Decrease) Increase in accounts payable and accrued              3,600         125,305         61,129           188,474
expenses
    Decrease (Increase) in marketable securities                   123,656       (195,462)              -                 -
    Decrease (Increase) in inventory                                72,767       (116,812)       (90,716)          (33,769)
    (Decrease) Increase in unearned revenue                       (35,297)          35,297              -            (8824)
---------------------------------------------------------- ---------------- --------------- -------------- -----------------
Net cash used in operating activities                            (389,426)       (402,466)      (299,633)             1,285

FINANCING
Share subscription                                                 100,000               -              -                 -
Proceeds from bank loan                                            169,400               -       (40,800)           200,000
Proceeds from issuance of common shares                                  -       2,104,600              -                 -
Distributions                                                            -       (767,321)              -                 -
Repayment of long term debt                                              -           (757)              -                 -
Decrease in amounts due to shareholders                           (97,049)        (65,429)        225,108         (419,193)
Increase in bank indebtedness                                      252,855          10,624         35,390           214,918
Decrease in subscriptions receivable                                     -               -              -           100,000
Decrease in capital lease                                          (2,716)               -            112             5,771
---------------------------------------------------------- ---------------- --------------- -------------- -----------------
Net cash provided by financing activities                          422,490       1,281,717        219,810           101,496

INVESTING
Sale of marketable securities                                                                     113,311            12,170
Purchase of marketable securities                                                                (33,488)          (100,00)
Acquisition of property and equipment                             (33,064)       (121,320)              -          (14,951)
Bank indebtedness acquired from acquisition of HFL                       -        (52,038)              -                 -
Bank indebtedness acquired from acquisition of NP                        -         (6,413)              -                 -
Acquisition of Hagensborg Foods Ltd                                      -       (700,000)              -                 -
---------------------------------------------------------- ---------------- --------------- -------------- -----------------
Net cash used in investing activities                             (33,064)       (879,771)         79,823         (102,781)
---------------------------------------------------------- ---------------- --------------- -------------- -----------------

Net decrease in cash                                                     -           (520)              -                 -
Cash, beginning of year                                                  -             520              -                 -
---------------------------------------------------------- ---------------- --------------- -------------- -----------------
CASH, end of year                                             $          -    $          -   $     -          $           -
========================================================== ================ =============== ============== =================

The accompanying notes are an integral part of these statements.

                                                                                                                        F-5




Garuda Capital Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)


Years ended June 30, 2003 and 2002                                                                     (US Dollars)
Three Months ended September 30, 2003 and 2002



SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
 AND FINANCING ACTIVITIES:

                                                                June 30,        June 30,     Sept 30,      Sept 30,
                                                                  2003            2002         2003          2002
---------------------------------------------------------------------------------------------------------------------

Supplemental disclosure of non-cash financing activities:
      Purchase of stock via subscription receivable            $       --         100,000          --            --
============================================================   ============   ===========   ===========   ===========

      Stock issued in settlement of liability                  $     14,838          --            --            --
============================================================   ============   ===========   ===========   ===========

         Stock issued for consultant compensation              $      7,400          --            --            --
============================================================   ============   ===========   ===========   ===========

Supplemental disclosure of non-cash investing activities:
      Common stock issued for purchase of subsidiary           $       --             500          --            --
============================================================   ============   ===========   ===========   ===========

Cash paid for interest                                         $     46,476        40,143         6,666         8,829
============================================================   ============   ===========   ===========   ===========











The accompanying notes are an integral part of these statements.




                                                                                                               F-6

Garuda Capital Corp.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Years ended June 30, 2003 and 2002                                  (US Dollars)
Three Months ended September 30, 2003 and 2002

1.  NATURE OF OPERATIONS AND BASIS OF PRESENTATION
-------------------------------------------------------------------------------

Organization - The Company was incorporated in Nevada on July 8, 1997 and is a public company traded on the NASDAQ OTC bulletin board. On February 14, 2003, the Company changed its name from Vanstar Films, Inc. to Garuda Capital Corp.

Nature of Operations - The Company, through it subsidiaries, sells and processes specialty food products and herbal medication to wholesale and retail customers in North America.

Going Concern -For the year ended June 30, 2003, the Company incurred a net loss of $1,370,114. For the period ended September 30, 2003, the Company incurred a net loss of $256,979. The Company's ability to continue its operations and to realize assets at their carrying values is dependent upon the continued support of its shareholders, obtaining additional financing and generating revenues sufficient to cover its operating costs. Management's plans in regard to these matters are to raise additional equity funds as to meet any operating needs. The financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities at amounts different from those reflected in these consolidated financial statements.

2.  SIGNIFICANT ACCOUNTING POLICIES

-------------------------------------------------------------------------------

Principles of consolidation and basis of accounting - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, as follows:

Garuda Ventures Canada Inc. and Garuda Gold Corp. are companies with no active business operations. Hagensborg Foods Ltd. ("HFL") processes and sells specialty food products to wholesale and retail customers in North America. Hagensborg Seafoods Ltd. ("HSL") processes and sells high-quality seafood products throughout North America. Natural Program Inc. ("NPI") sells natural herbal products to wholesale and retail customers in North America.

All intercompany accounts and transactions have been eliminated in consolidation.

Available-for-sale securities - The Company has invested in various securities classified as available-for-sale at June 30, 2003. These securities are carried at market value, with unrealized gains and losses reported as a separate component of shareholders' equity. At June 30, 2003, these securities had a fair market value of $94,644, which exceeded their cost basis by $51,770. At September 30, 2003, The Company had disposed of all its securities.


Inventory - Inventory is recorded at the lower of average cost or market. Cost includes materials, labor and applicable warehouse overhead. Market is replacement cost for raw materials and supplies and net realizable value for finished goods. The Company has recorded an allowance of $25,000 for inventory obsolescence.

Goodwill - Goodwill represented the excess of the cost of the acquisition over the fair value of the net identifiable assets acquired. Under Statement of Financial Accounting Standards No. 142, on an ongoing basis, management reviews the valuation of goodwill, including any events and circumstances which may have impaired its fair value. The amount of goodwill impairment, if any, is determined by assessing recoverability based on expected future cash flows and market conditions. Any impairment, other than temporary, in the carrying value is charged to earnings in the year incurred (see note 5).

Garuda Capital Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


Years ended June 30, 2003 and 2002                                  (US Dollars)
Three Months ended September 30, 2003 and 2002

2.  SIGNIFICANT ACCOUNTING POLICIES (continued)
-------------------------------------------------------------------------------

Goodwill - Goodwill represented the excess of the cost of the acquisition over the fair value of the net identifiable assets acquired. Under Statement of Financial Accounting Standards No. 142, on an ongoing basis, management reviews the valuation of goodwill, including any events and circumstances which may have impaired its fair value. If impairment exists, the amount is written off, rather than being amortized as previous standards required. The amount of goodwill impairment, if any, is determined by assessing recoverability based on expected future cash flows and market conditions. Any impairment, other than temporary, in the carrying value is charged to earnings in the year incurred. For the year ended June 30, 2003, the company recorded an impairment loss of $661,524.

Revenue recognition - The Company ships its products by common carrier and also sells products in its wholesale establishment. The Company receives its product sales price in the form of cash, credit card or on approved terms. The Company historically averages less than 1% in credits for returned or unsold products. Sales revenue and related discounts or volume incentives are recorded when the merchandise is shipped since performance by the Company is considered met when products are in the hands of the common carrier. The Company's reserve on accounts receivable takes into consideration future potential credits, if any, from the sale of products to customers.

Stock-Based Compensation - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure only provisions of SFAS 123. Accordingly, compensation cost for stock options is measured at intrinsic value, which is the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.


On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure." This standard amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This standard also requires prominent disclosures in interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.



Property and equipment - Property and equipment is recorded at cost less accumulated depreciation. Depreciation is provided for over the estimated useful lives of the assets on the following basis and annual rates:

Asset                                       Basis                     Rate
-------------------------------------------------------------------------------
Manufacturing equipment                     Straight-line          15 years
Manufacturing tools                         Straight-line          15 years
Furniture and fixtures                      Straight-line          15 years
Leasehold improvements                      Straight-line               20%
Computer hardware and software              Straight-line          15 years
Trademarks                                  Declining balance           20%

Foreign currency translation - As the majority of the Company's operations are in Canada, the Canadian dollar has been chosen as the Company's functional currency. All Canadian dollar denominated balances and transactions have been translated into US funds as follows: monetary assets and liabilities are translated at current rates of exchange and other assets and liabilities are translated at historical rates of exchange. Revenue and expenses are translated at average rates of exchange for the year, except for depreciation and amortization that are translated at Garuda Capital Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


Years ended June 30, 2003 and 2002                                 (US Dollars)
Three Months ended September 30, 2003 and 2002


2.  SIGNIFICANT ACCOUNTING POLICIES (continued)
-------------------------------------------------------------------------------

rates in effect when the related assets were acquired. All exchange gains and losses are recorded as a separate component of shareholders' equity.

Leases - Leases are classified as capital or operating leases. Leases which transfer substantially the entire benefits and risks incident to ownership of property are accounted for as capital leases. All other leases are accounted for as operating leases and the related lease payments are charged to expense as incurred.

Fair value of financial instruments - Substantially all of the Company's assets and liabilities are carried at fair value or contracted amounts that approximate fair value. Estimates of fair value are made at a specific point in time, based on relative market information and information about the financial instrument, specifically, the value of the underlying financial instrument. Assets that are recorded at fair value consist largely of short-term receivables and marketable securities, which are carried at contracted amounts that approximate fair value. Similarly, the Company's liabilities consist of short term liabilities and shareholder loans recorded at contracted amounts that approximate fair value.

Income taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future timing differences between the financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Long-lived assets - The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows estimated to be generated by the asset.


Stock split - During the year ended June 30, 2002, the Company's Board of Directors initiated a 20:1 reverse stock split. All references to shares have been restated to reflect the stock split.

Reclassifications - Certain prior year amounts have been reclassified to conform to the current year presentation.

Garuda Capital Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


Years ended June 30, 2003 and 2002                                  (US Dollars)
Three Months ended September 30, 2003 and 2002


3.  INVENTORY

                                             June 30, 2003     June 30, 2002
-------------------------------------------------------------------------------
Packaging supplies                          $      170,495          202,072
Finished goods                                      74,906          111,035
Raw materials                                       43,580           48,641
Other supplies                                       4,241            4,241
-------------------------------------------------------------------------------
                                            $      293,222          365,989
===============================================================================


4.  PROPERTY AND EQUIPMENT


-------------------------------------------------------------------------------------------------
                                                  Accumulated              Net Book Value
                                      Cost       Depreciation       June 30, 2003   June 30, 2002
-------------------------------------------------------------------------------------------------
Manufacturing equipment           $  505,820   $      191,681    $    314,139    $     344,962
Manufacturing tools                   41,741           22,217          19,524           17,950
Furniture and fixtures                44,449           23,766          20,683           14,508
Computer hardware and software        76,202           59,376          16,826            7,851
Trademarks                            31,424           15,202          16,222            5,612
Leasehold improvements                91,033           91,033               -            1,920
Automobile                                 -                -               -            9,023
-------------------------------------------------------------------------------------------------
                                  $  790,669   $      403,275    $    387,394    $     401,826
=================================================================================================


5.  BUSINESS COMBINATIONS

Hagensborg Foods Ltd - Effective April 1, 2002, the Company acquired 100% of Hagensborg Foods Ltd. for $700,000. This business combination was accounted for under the purchase method of accounting.

The purchase price was allocated to the fair market value of the assets purchased and liabilities assumed. The purchase price was allocated as follows:

--------------------------------------------------------------------------------
     Purchase price, net of cash acquired                      $      700,000
--------------------------------------------------------------------------------

    Allocated as follows:
     Property and equipment                                             283,263
     Working capital acquired                                           251,676
     Capital leases and other debt                                     (496,463)
     Goodwill                                                           661,524
--------------------------------------------------------------------------------
                                                               $       700,000
================================================================================

Garuda Capital Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


Years ended June 30, 2003 and 2002                                  (US Dollars)
Three Months ended September 30, 2003 and 2002


5.  BUSINESS COMBINATIONS (continued)
-------------------------------------------------------------------------------

The goodwill associated with the acquisition of Hagensborg Foods, Ltd. was reviewed in the fourth quarter of fiscal 2003 for impairment. The Company reviews its intangible assets at least annually or more frequently upon the occurrence of an event or when circumstances indicate that a reporting unit's carrying amount is greater than its fair value. The Company after monitoring the operations of Hagensborg Foods, Ltd. since acquiring it on April 1, 2002, have determined that its carrying amount exceeded its fair value, which was estimated based on the present value of expected future cash inflows. Accordingly, a goodwill impairment loss of $661,524 was recognized in that reporting unit.

Natural Program Inc. - Effective April 1, 2002, the Company acquired 100% of Natural Program Inc., accounted for under the purchase method of accounting, by issuing 500,000 common shares at a deemed value of $0.50 per share.

The purchase price has been allocated to the fair market value of the assets purchased and liabilities assumed on the following basis:


-------------------------------------------------------------------------------
      Purchase price, net of cash acquired                      $         500
-------------------------------------------------------------------------------

     Allocated as follows:
      Property and equipment                                           17,197
      Working capital deficiency                                       (4,354)
      Capital leases and other debt                                   (12,343)
-------------------------------------------------------------------------------
                                                                $         500
===============================================================================


6.  ACQUISITION OF ASSETS
-------------------------------------------------------------------------------

On April 19, 2002, the Company acquired all the assets of Hagensborg Foods Corp. ("HFC"), excluding the cash and accounts receivable, for $1,000,0000. HFC shares certain common shareholders and directors with the Company and is therefore considered to be a related party for accounting purposes. Related party transactions are usually measured at the transferor's carrying amount in the absence of independent verification. Carrying amounts are defined as the cost amount on the accounts of the transferor after adjusting for any amortization or impairment in value. Accordingly the Company has recorded the acquisition at HFC's carrying value of $232,679, $100,000 in equipment and $132,679 in inventory. The difference between the carrying amount and the agreed exchange amount of $767,321 has been charged to deficit as a shareholder distribution during the year ending June 30, 2002.

7.  BANK INDEBTEDNESS AND BANK LOANS
-------------------------------------------------------------------------------

Demand loan - The Company has a demand loan of $200,000. The loan is personally guaranteed by a shareholder of the Company. Outstanding advances bear interest at the banks base rate (4.5% at September 30, 2003) plus 2%, payable on demand by the bank, secured by all present and future personal property acquired by HFL.

Garuda Capital Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Years ended June 30, 2003 and 2002                                  (US Dollars)
Three Months ended September 30, 2003 and 2002


7.  BANK INDEBTEDNESS AND BANK LOANS (continued)
-------------------------------------------------------------------------------

Assuming demand is not made the annual loan principal payments are due on June 30 of each year as follows:

         2004                                               $       40,800
         2005                                                       40,800
         2006                                                       40,800
         2007                                                       47,000
-------------------------------------------------------------------------------
                                                            $      169,400
===============================================================================

Overdraft - The Company has a bank overdraft facility in the amount of $250,000. Outstanding advances bear interest at the banks base rate (4.5% at September 30, 2003) plus 2%. At June 30, 2003, the Company had an outstanding balance of $263,479 on this overdraft facility. At September 30, 2003, the Company had an outstanding balance of $298,869 on this overdraft facility. The facility is personally guaranteed by a shareholder of the Company and all present and future personal property acquired by HFL.


8.  CAPITAL LEASE OBLIGATIONS
-------------------------------------------------------------------------------

Future minimum payments and the obligations due under capital leases are as follows:
-------------------------------------------------------------------------------
                                                     2003           2002
-------------------------------------------------------------------------------
    2003                                          $        -    $      5,164
    2004                                               5,164           5,164
    2005                                               2,128           2,128
-------------------------------------------------------------------------------
                                                       7,292          12,456
Less amount representing interest                          -         (2,339)
-------------------------------------------------------------------------------
                                                       7,292         10,117
Less current portion                                 (2,938)         (3,951)
-------------------------------------------------------------------------------
                                                  $    4,463    $     6,166
===============================================================================

Interest of $502 was imputed on the capital leases, at a rate of 1.88%.

Garuda Capital Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


Years ended June 30, 2003 and 2002                                  (US Dollars)
Three Months ended September 30, 2003 and 2002

9.  AMOUNTS DUE TO SHAREHOLDERS
-------------------------------------------------------------------------------

The Company is indebted to certain shareholders as follows:


---------------------------------------------------------------------------------------------------------
                                                                           Sept 30, 2003   June 30, 2003
---------------------------------------------------------------------------------------------------------
Shareholder note bearing interest at 30%, due August 1, 2003
unsecured                                                                $       56,000    $       -

Shareholder notes bearing interest at 10%, due September 1, 2003
secured by all personal property of HFL and GGC                                 100,000            -

Shareholder notes bearing interest at 10%, due November 1, 2003
secured by all personal property of HFL and GGC                                 175,000            -

Shareholder notes bearing interest at 10%, due December 1, 2003                 200,000            -
Secured by all personal property of HFL and GGC

---------------------------------------------------------------------------------------------------------
                                                                                531,000            -

Advances from shareholders, unsecured, non-interest bearing with no
specified due dates                                                              29,563      335,455
---------------------------------------------------------------------------------------------------------
                                                                         $      560,563    $ 335,455
=========================================================================================================


10.  STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

In February 2002, the Company issued 1,000,000 shares of common stock for $100,000.

In addition, during 2002 the Company issued 4,302,000 units for $0.50 per unit. Each unit consisted of one common share and one non-transferable warrant. Each warrant entitles the holder thereof to purchase one additional common share at a price of $0.50 per share up to April 12, 2003, $0.60 per share up to April 12, 2004, $0.70 per share up to April 12, 2005.

For the year ended June 30, 2003, the Company issued 210,000 shares of common stock valued at $63,000 to employees and consultants of the Company for services rendered. In addition, the Company issued 40,000 shares of common stock valued at $14,838 to prior employees of the Company for amounts due them. In addition, during the three months ended September 30, 2003 the company issued 74,000 shares of common stock at a market price of US $0.10 per share to certain consultants as compensation.

Garuda Capital Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


Years ended June 30, 2003 and 2002                                  (US Dollars)
Three Months ended September 30, 2003 and 2002

11. STOCK OPTIONS
--------------------------------------------------------------------------------

On October 10, 2002, the Company's Board of Directors adopted the 2002 Stock Option Plan (the "Plan"). The aggregate number of shares of common stock that may be granted by the Company will not exceed a maximum of 2,000,000 shares during the period of the Plan. The Board of Directors may at any time terminate the Plan. The option price per share is determined by the Board of Directors when the stock option is granted but may not be less than the fair market value per share on the date of grant.

If for any reason a recapitalization, sale or merger of the Company occurs, all shares subject to the stock option Plan shall be immediately adjusted proportionally. The Board of Directors may amend the Plan at any time.



Information with respect to all options is as follows:

                                                                               Weighted         Weighted
                                                      Other       Exercise      Average         Average
                                    Compensation     Options       Price        Exercise        Remaining
                                        Plan       And Warrants    Range         Price            Life
                                    ------------   ------------ ------------  ---------------- ------------
Balances at June 30, 2002                     -            -    $          -  $          -
     Granted                            675,000            -            0.30           0.30      5 years
     Forfeited                                -            -               -             -
                                    -----------    ----------   ------------  -------------
Balances at Sept 30, 2003               675,000            -            0.30           0.30     4.71years
                                    ===========    ==========   ============  ==============
Number of options exercisable
   At Sept 30, 2003                           -            -    $          -  $           -
                                    ===========    ==========   ============  ==============


At June 30, 2003 1,325,000 share options were available for future grant under the Plan.


The Company measures compensation cost under APB #25 based on the intrinsic value of the options at the grant date. The 130,000 options granted on October 10, 2002 vest in total one year after the date of grant. The options were granted at the quoted market price of $0.30, therefore no compensation cost will be incurred when the option vest under the intrinsic method.

Had the Company measured compensation cost based on the fair value of the options at the grant date consistent with the method prescribed by SFAS 123, the Company will incur compensation cost when the options vest in fiscal 2004 of $200,537.

                                                                             F14

Garuda Capital Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


Years ended June 30, 2003 and 2002                                  (US Dollars)
Three Months ended September 30, 2003 and 2002

11. STOCK OPTIONS (continued)
-------------------------------------------------------------------------------
                                                                    (US Dollars)

                                                                                  Three
                                                                    Year          Months
                                                                    Ended         Ended
                                                                   June 30,    September 30,
                                                                    2003           2003
                                                                 -----------    -----------
                                                                  (Restated)
Net loss, as reported                                            $(1,370,114)  $   (256,979)

Add:  Stock-based employee compensation expense
included in reported net income, net of related tax effects             --             --

Deduct: Total stock-based employee compensation expense
determined under fair value based method for all awards,
net of related tax effects                                         (150,403)       (50,133)
                                                                 -----------    -----------
Pro forma net loss
                                                                 $(1,520,517)  $   (307,112)
                                                                 ===========    ===========
Earnings per share:
  Basic and diluted earnings (loss) per common share
       As reported
       Pro forma                                                 $     (0.22)  $     (0.04)
                                                                       (.024)        (0.05)


The fair value of each option grant was estimated at the date of the grant using the Black-Scholes option pricing model with the following assumptions for 2003: risk-free interest rate of 1.74%; no dividend yield; expected life of 5 years; and volatility of 230%.


12.  RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

During the years ended June 30, 2003 and 2002, the Company had the following related party transactions:

     (a) As described in Note 5, the Company acquired Hagensborg Foods Limited and Natural Program Inc., which companies had certain shareholders and directors in common with the Company.

         The Company purchased certain assets from Hagensborg Foods Corp. (HFC) as described in Note 6 for $1,000,000. HFC shares certain common shareholders and directors with the Company. From February 2003 (Farhad Bahrami's departure as President of HFC) through March 2003 the Company's president and principal officer was also the principal officer of HFC.

         During 2003, the Company had product sales of $456,841 (2002: $368,787) from HFC and during 2002 purchased $16,672 of packaging inventory and $46,693 of raw materials and finished goods from HFC. At June 30, 2002 accounts receivable included $31,488 due from HFC.

         For the year ended June 30, 2003, the Company incurred bad debts of $167,672 from HFC and paid $110,223 in marketing charges to HFC. During 2002 the Company paid HFC $46,452 in commission expenses relating to their sales.

Garuda Capital Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


Years ended June 30, 2003 and 2002                                  (US Dollars)
Three Months ended September 30, 2003 and 2002

12.  RELATED PARTY TRANSACTIONS (continued)
--------------------------------------------------------------------------------

         Amounts due to shareholders at June 30, 2002, included $428,006 due to HFC for the asset acquisition (See note 5).

     (b) For the years ended June 30, 2003 and 2002 the Company incurred consulting and management fees of $148,500 and $48,775, respectively to officers and directors of the Company.

     (c) The Company paid a $18,000 fee to the president of the Company for his personal guarantee of a loan received by the Company (see note 7).

13. COMMITMENTS

The Company leases certain premises and equipment. Annual minimum lease payments for 2004 are $100,827.

Rent expense for the years ended June 30, 2003 and 2002 was $139,765 and $32,664, respectively.


14. INCOME TAXES
--------------------------------------------------------------------------------

The Company has a Canadian net operating loss carryforward of approximately $1,830,000 and a United States net operating loss carryforward of $550,000 that may be available to be applied against any future taxable income. These net operating loss carryforwards may result in future income tax benefits of approximately $692,000, however, because realization is uncertain at this time, a valuation reserve in the same amount has been established. Significant components of the Company's deferred tax liabilities and assets as of June 30, 2003 and 2002 are as follows:

                                                    2003            2002
--------------------------------------------------------------------------------
Deferred tax liabilities                       $       -        $        -
--------------------------------------------------------------------------------

Deferred tax assets:

     Net operating loss carryforwards          $     919,000    $    692,000
     Valuation allowance                            (919,000)       (692,000)
                                               --------------   ------------
                                               $           -    $          -
===============================================================================


The valuation allowance for deferred tax assets was increased by $227,000 and $231,000 during the years ended June 30, 2003 and 2002, respectively.

Garuda Capital Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


Years ended June 30, 2003 and 2002                                  (US Dollars)
Three Months ended September 30, 2003 and 2002


14. INCOME TAXES  (continued)
--------------------------------------------------------------------------------

The Company's net operating loss carryforwards, if not used, will expire as follows:

                                                            Canadian
                                                            --------
               2006                                       $   398,000
               2007                                           552,000
               2008                                           146,000
               2009                                           201,000
               2010                                           533,000
--------------------------------------------------------------------------------
                                                          $  1,830,000
================================================================================

The Company's United States net operating loss carryforward will expire through 2022.


15. SEGMENT INFORMATION
--------------------------------------------------------------------------------

The Financial Accounting Standards Board has released statement #131 "Disclosures about Segments of an Enterprise and Related Information" which is effective for all financial reporting periods subsequent to December 15, 1997. This statement requires the reporting of certain information about operating segments. The following table reflects certain information as promulgated by the statement for the three months ended September 2003 and the years ended June 30, 2003 and 2002:



                                                     September 30, 2003
                                                     ------------------
                                                                                            Corporate
                                                                                              and
                                   HFL                 HSL                     NPI        Eliminations           Totals
                           ---------------     ---------------     ---------------     ---------------      --------------
Net sales                  $        43,323     $        46,644     $        11,565     $       (35,168)     $        66,364
Other income (loss)                   -                       -                  -             (14,820)              14,820
Net income (loss)                 (167,502)              50,873            (30,726)           (109,624)            (256,979)
Segment assets                     684,102              213,741             29,894              32,980              960,717
Segment liabilities              1,541,525              830,730            149,772          (1,113,028)           1,408,999


                                                        June 30, 2003
                                                        -------------
                                                                                            Corporate
                                                                                              and
                                   HFL                 HSL                   NPI          Eliminations           Totals
                           ---------------     ---------------     ---------------     ---------------      --------------
Net sales                  $       244,982     $       239,439     $        15,759     $       (3,384)      $      496,796
Other income (loss)                 11,961                   -             (3,874)              67,610              75,697
Net income (loss)                (483,179)               5,246            (69 216)           (822,965)         (1,370,114)
Segment assets                   1,284,057             185,046              51,984           (619,571)             901,516
Segment liabilities              3,092,704             760,314             121,507         (2,846,465)           1,128,060



Garuda Capital Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


Years ended June 30, 2003 and 2002                                  (US Dollars)
Three Months ended September 30, 2003 and 2002


15. SEGMENT INFORMATION (continued)
-------------------------------------------------------------------------------

                                           June 30, 2002
                                           -------------
                                                                    Corporate
                                                                       and
                         HFL             HSL              NPI      Eliminations         Totals
                      ----------     -----------     --------     ---------------  --------------
Net sales             $  341,608     $   (3,542)     $  6,356     $  (347,196)     $      (2,774)
Other income (loss)       19,612              -           -           (24,290)            (4,678)
Net income (loss)       (213,376)        (3,169)        8,740         (33,171)          (258,456)
Segment assets           722,974         221,483       51,542         968,883          1,964,882
Segment liabilities       28,695         858,830       61,144         (96,564)           852,105


16. MAJOR CUSTOMERS
--------------------------------------------------------------------------------

During the years ended three months ended September 30, 2003 and June 30, 2003 and 2002, the Company recognized revenue from various unrelated entities which individually comprised greater than 10% of total revenues. Revenue recognized from such entities was 27% and 23% in 2003 and 25% and 12% in 2002. During the three Months ended September 30, 2003, two major customers accounted for 34% and 18% of total revenue.


17. SUBSEQUENT EVENTS
--------------------------------------------------------------------------------

The Company is in the process of preparing and delivering a rights offering to all of the Corporation's holders of its common stock to acquire one share of common stock for every share held as of the record date at a price of $0.15 per share.


18. FORTH QUARTER ADJUSTMENTS
--------------------------------------------------------------------------------


As of June 30, 2003, the Company recorded an impairment of goodwill in the amount of $661,524. In addition, on October 10, 2002 the Company issued stock as compensation to certain officers, directors and employees valued at $63,000. These were not recorded by the Company until the forth quarter of 2003.


19. OFF-BALANCE SHEET RISKS
--------------------------------------------------------------------------------

Pursuant to HFC's loan facility (see note 7), the Company ratio of current assets to current liabilities cannot exceed 1.2 to 1.0. At June 30, 2003 the Company was in violation of this condition. As of the date of this report, the bank has not taken any action relating to this violation.

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if given or made such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares offered by this prospectus or an offer to sell or a solicitation of an offer to buy the shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.



TABLE OF CONTENTS
Prospectus Summary......................................................................................5
Risk Factors............................................................................................6
Where You Can Get More Information.....................................................................10
Selling Securities Holders.............................................................................23
Selling Securities Holders Plan Of Distribution........................................................24
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.........28
Description Of Securities..............................................................................30
Transfer Agent.........................................................................................30
Experts................................................................................................30
Legal Matters..........................................................................................30
The Business of Garuda Capital Corp....................................................................31
Management's Discussion and Analysis of Financial Condition and Plan of Operation......................43
Financial Statements...................................................................................52


UNTIL [DATE], (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.



                            -------------------------
                                   PROSPECTUS
                            -------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article XII of Garuda's By-laws provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under
Article 11.

Nevada Revised Statutes Section 78.7502 provides for discretionary and mandatory indemnification of officers, directors, employees and agents as follows:

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding, except by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify the person against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Nevada Revised Statutes Section 78.751 requires authorization for discretionary indemnification; advancement of expenses and limitation on indemnification and advancement of expenses as follows:

     1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a) By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

[UPDATE]
SEC Filing Fee                                    $128
NASD Filing Fee                                     na
Printing Expenses                                1,000
Accounting Fees and Expenses                         0
Legal Fees and Expenses                         10,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant sold securities which were not registered under the Securities Act of 1933, as amended, as follows:


FEBRUARY 2002 PRIVATE PLACEMENT
NAME OF PURCHASER                     DATE    # of Shares      CONSIDERATION

D. Bruce Woods                      02/14/02    186,187          $18,619
William H. Laird                    02/14/02     94,813           $9,481
Stonehedge Investments Inc.         02/14/02     50,000           $5,000
Madrona Investments Ltd.            02/14/02     19,000           $1,900
C. Robin Relph                      02/14/02    100,000          $10,000
Sentarn Enterprises Ltd.            02/14/02    100,000          $10,000
Aran Asset Management SA            02/14/02    250,000          $25,000
Rigpa Foundation                    02/14/02    100,000          $10,000
Victorian Portfolio SA              02/14/02     50,000           $5,000
Birgit Troy                         02/14/02     50,000           $5,000


Natural Program Inc. SHARE EXCHANGE
NAME OF PURCHASER                     DATE    # of Shares        CONSIDERATION

Garuda Ventures Limited             04/01/022   82,258           Share Exchange
C. Robin Relph                      04/01/02    66,774           Share Exchange
Pascal Roy                          04/01/02    80,645           Share Exchange
Aran Asset Management SA            04/01/02    40,323           Share Exchange
Jacqueline Young                    04/01/02    10,000           Share Exchange
Jessica Mary Forsyth                04/01/02     5,000           Share Exchange
Christie Diana Allpass              04/01/02     5,000           Share Exchange
Winnie Lam                          04/01/02    10,000           Share Exchange


The Shares issued were in exchange for 100% of the outstanding common stock of Natural Program Inc., a wholly owned subsidiary of the Registrant on the basis of 32.26 shares of the Registrant's common stock for every one share of Natural Program's common stock exchanged.


May 2002 PRIVATE PLACEMENT
NAME OF PURCHASER                       DATE          # of Shares CONSIDERATION
Aran Asset Management SA              06/12/02          100,000     $50,000
Caspar Koch                           06/12/02           50,000     $25,000
Frank A. Lang                         06/12/02           50,000     $25,000
Rigpa Foundation                      06/12/02           92,000     $46,000
Zambala Ventures Inc.                 06/12/02          300,000    $150,000

Pacific Western Mortgage Corp.        06/12/02          131,250     $65,625
IBEX Investments Ltd.                 06/12/02          131,250     $65,625
William H. Laird                      06/12/02          131,250     $65,625
Stonehedge Investments Inc.           06/12/02          131,250     $65,625
Jurgen Wolf                           06/12/02           40,000     $20,000
Ambassador Industries Ltd.            06/12/02           50,000     $25,000
Rahn & Bodmer                         06/12/02          120,000     $60,000
Buckingham Securities Limited         06/12/02          435,200    $217,600
Swanro Trust                          06/12/02          200,000    $100,000
Garuda Ventures Limited               06/12/02          300,000    $150,000
Garuda Holdings Limited               06/12/02          200,000    $100,000
C. Robin Relph                        06/12/02          111,800     $55,900
International Cetec Investments Inc.  06/12/02          600,000    $300,000
Erich Sager                           06/12/02          112,000     $56,000
Arbutus Enterprises Ltd.              06/12/02           80,000     $80,000
Rosemary Anne Niemack                 06/12/02          200,000    $100,000
Channing Investments Corp.            06/12/02          600,000    $300,000
Hagensborg Food Corp.                 06/12/02          86,000      $43,000
Donald W. Harrison                    06/12/02          50,000      $25,000

Each Unit consists of one common share and one non-transferable three year warrant. Each warrant on exercise entitles the holder thereof to purchase one additional common share at a price of US$0.50 per share on or before April 12, 2003, US$0.60 per share on or before April 12, 2004 and US$0.70 per share year on or before April 12, 2005.


October 2002 STOCK OPTIONS and STOCK GRANTS (for services rendered in 2002)
NAME                                          DATE   # of Options  CONSIDERATION
G. Arnold Armstrong                         10/10/02    100,000         -
C. Robin Relph                              10/10/02    200,000         -
Juergen Wolf                                10/10/02    100,000         -
Farhad Bahrami                              10/10/02    100,000         -
Birgit Troy                                 10/10/02    100,000         -
Doris Good                                  10/10/02     75,000         -

NAME                                           DATE    # of shares CONSIDERATION
G. Arnold Armstrong                         10/10/02     20,000         -
C. Robin Relph                              10/10/02     40,000         -
Juergen Wolf                                10/10/02     20,000         -
Farhad Bahrami                              10/10/02     20,000         -
Birgit Troy                                 10/10/02     20,000         -
Doris Good                                  10/10/02     10,000         -

January & June 2003 CONSIDERATIONS TO EMPLOYEES

NAME                        DATE    # of shares           CONSIDERATION

John Curry                             40,000           for $14,838 in debt

C. Robin Relph            10/10/02     25,000           for recruiting Joyce
                                                        Groote
BDG Inc.                               25,000           signing bonus for
                                                        Joyce Groote
BDG Inc.                               30,000           compensation for
                                                        future services for
                                                        Joyce Groote
BCG Inc.                               69,000           compensation for
                                                        Rick Walter
Farhad Bahrami                          5,000           for $3,000 in debt



With respect to the above sales, the Company relied on Section 4(2) of the Securities Act of 1933, as amended and Rule 505 of Regulation D for the March 2000 Private Placement. No advertising or general solicitation was employed in offering the securities. The securities were offered to accredited investors or existing shareholders of the Company who were provided all material information regarding the private placements and all of the Company's reports filed with the Securities and Exchange Commission to date. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company.

ITEM 27.  EXHIBITS.

The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B:

2.1      --       Hagensborg Foods Ltd. Acquisition Agreement (1)
2.2      --       Natural Program Inc. Acquisition Agreement  (1)
2.3      --       Hagensborg Food Corporation Acquisition Agreement (2)
3.1      --       Articles of Incorporation (3)
3.2      --       Bylaws (1)
3.3      --       Articles of Amendment (1)
4.1      --       Form of Common Stock Certificate
4.2      --       April 2002 Warrants
5.1      --       Opinion of Dennis Brovarone, Attorney at Law
10       --       Statement RE: Computation of Per Share Earnings (4)

21       --       Subsidiaries of the Registrant (3)
23.1     --       Consent of Dennis Brovarone, Attorney at Law (see opinion)
23.2     --       Consent of Spicer Jeffries & Co, Certified Public Accountants.

1. Incorporated by reference from Form 10KSB for the fiscal year ended filed on or about October 15, 2002.
2. Incorporated by reference from Amendment No. 1 to the Annual Report on Form 10KSB filed on or about January 21, 2003
3. Incorporated by reference from Form 10-SB registration statement SEC File # filed on or about June 29, 2000.
4. Incorporated by reference from Form 10KSB for the fiscal year ended June 30, 2003 filed on or about October 15, 2003.


ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               SIGNATURES

In accordance with the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Vancouver, Province of British Columbia on [DATE],


GARUDA CAPITAL CORP.

By:  /s/ C. Robin Relph
-----------------------
C. Robin Relph
President


In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                          TITLE                           DATE

/s/ C. Robin Relph           President and Director          December 30, 2003
-------------------------
C. Robin Relph


/s/ G. Arnold Armstrong      Director                        December 30, 2003
-------------------------
G. Arnold Armstrong


/s/ Juergen Wolf             Director                        December 30, 2003
-------------------------
Juergen Wolf






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